UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

NATIONAL HOME HEALTH CARE CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share

2)	Aggregate number of securities to which transaction applies:

5,662,531 shares of Common Stock 126,283 options to purchase shares of Common Stock with exercise prices below $11.50.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) the product of 5,662,531 shares of common stock multiplied by the merger consideration of $11.50 per share, plus (b) $947,383.35 the amount expected to be paid upon cancellation of outstanding options. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$66,066,489

5)	Total fee paid:

$7,069.11

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NATIONAL HOME HEALTH CARE CORP.
700 White Plains Road
Scarsdale, New York 10583
______________

April 20, 2007

To the Stockholders of
NATIONAL HOME HEALTH CARE CORP.:

        You are cordially invited to attend a special meeting of stockholders of National Home Health Care Corp. (referred to herein as NHHC), to be held at the offices of Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174 on May 17, 2007 at 10:00 a.m., local time.

        At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 28, 2006, as amended by Amendment No. 1 dated as of April 2, 2007 and as it may be further amended from time to time (referred to herein as the merger agreement), by and among NHHC, AG Home Health Acquisition Corp. (referred to herein as Acquisition Corp.), and AG Home Health LLC (referred to herein as AG Home Health), providing for the merger of Acquisition Corp. into NHHC (referred to herein as the merger). At the special meeting, you will also be asked to consider and vote upon a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

        If the merger is consummated, Acquisition Corp., a wholly-owned subsidiary of AG Home Health, will merge with and into NHHC, and each issued and outstanding share of common stock of NHHC, par value $0.001 per share (referred to herein as common stock), will be cancelled, extinguished and converted into the right to receive either of the following per share in cash: (a) $11.35 per share if NHHC's adjusted earnings before interest, taxes, depreciation and amortization, as calculated under the terms of the merger agreement (referred to herein as adjusted EBITDA) for the four consecutive fiscal quarters ending prior to the closing of the merger agreement (referred to herein as the EBITDA Period) is equal to or greater than $7,900,000 but less than $8,150,000, or (b) $11.50 per share if the adjusted EBITDA of NHHC for the EBITDA Period is equal to or greater than $8,150,000 (referred to herein as the merger consideration), except for: (i) shares of common stock for which appraisal rights have been properly perfected under Delaware law; (ii) shares of common stock held in treasury by NHHC; (iii) shares of common stock owned by AG Home Health or its subsidiaries; or (iv) shares representing $8,000,000 of common stock (valued at the merger consideration) which will be redeemed by NHHC from Frederick H. Fialkow, immediately prior to the merger, in exchange for a NHHC subordinated note in the amount of $8,000,000 (referred to herein as the subordinated note). As a result of the merger, NHHC will cease to be a publicly traded company and will become a wholly-owned subsidiary of AG Home Health.

        NHHC's board of directors formed a special committee of independent directors (referred to herein as the special committee) to avoid any potential conflict of interest in evaluating the fairness to NHHC's unaffiliated stockholders of the proposed merger, to consider the terms and conditions of the proposed merger and to make a recommendation to the board of directors on the proposed merger. The members of the special committee are Ira Greifer, M.D., Robert C. Pordy, M.D., and Harold Shulman, J.D. CPA and each is a director of NHHC. Messrs. Greifer, Pordy and Shulman are not employees of NHHC.

        The board of directors of NHHC, acting on the unanimous recommendation of the special committee, has unanimously approved and authorized the merger agreement. The special committee and the full board of directors believe that the terms and provisions of the merger agreement and the related merger are fair to and in the best interests of NHHC’s unaffiliated stockholders, and that the merger is advisable. Therefore, the board of directors recommends that you vote FOR adoption of the merger agreement. The board of directors also recommends that you vote FOR the approval of any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

        The enclosed proxy statement describes the merger agreement, the proposed merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about NHHC from documents filed with the Securities and Exchange Commission.

        The merger cannot occur unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of outstanding common stock entitled to vote at the special meeting. At the request of Acquisition Corp. and AG Home Health and as a condition of the willingness of Acquisition Corp. and AG Home Health to enter into the merger agreement, Frederick H. Fialkow, Chairman of the Board of NHHC, and Bernard Levine, M.D., a director of NHHC, who collectively own approximately 49.4% of the outstanding common stock as of the record date, have agreed in writing to vote in favor of the merger agreement proposal, unless NHHC receives a superior proposal (as defined in the merger agreement) and the merger agreement is terminated or AG Home Health exercises its option to cause the NHHC board of directors to submit the merger agreement to the stockholders of NHHC in accordance with the terms of the merger agreement.

        Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided or by delivering your proxy via telephone or via the Internet as described in the instructions to the enclosed proxy card. If you sign, date and return your proxy card or deliver your proxy via telephone or via the Internet without indicating how you want to vote, your proxy will be counted as a vote FOR adoption of the merger agreement and approval of any adjournment of the special meeting. You may revoke your proxy at any time before it is voted by submitting a written revocation of your proxy or a later-dated proxy to the Secretary of NHHC, by attending the special meeting and voting in person or by submitting a proxy on a later date via telephone or via the Internet. However, if you do not return the proxy, vote in person at the special meeting or deliver your proxy via telephone or via the Internet, the effect will be the same as a vote against the merger agreement and will have no effect on any proposal to adjourn the special meeting. If you have any questions or require assistance voting your shares, please call Robert P. Heller at 914 722-9000.

        On behalf of the board of directors, I thank you for your continued support.

Sincerely,

Frederick H. Fialkow
Chairman of the Board of Directors

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Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

        The proxy statement is first being mailed to stockholders on or about April 25, 2007.

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NATIONAL HOME HEALTH CARE CORP.
700 White Plains Road
Scarsdale, New York 10583
________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2007

_______________

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of National Home Health Care Corp., a Delaware corporation, will be held at the offices of Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174 on May 17, 2007 at 10:00 a.m., local time, for the purpose of considering and acting upon the following matters described in this notice and the accompanying proxy statement:

•	To adopt the Agreement and Plan of Merger, dated as of November 28, 2006, as it has been and may be further amended from time to time (referred to herein as the merger agreement), by and among National Home Health Care Corp. (referred to herein as NHHC), AG Home Health Acquisition Corp. (referred to herein as Acquisition Corp.) and AG Home Health LLC (referred to herein as AG Home Health). Pursuant to the terms of the merger agreement, Acquisition Corp., a wholly-owned subsidiary of AG Home Health, will merge with and into NHHC with NHHC continuing as the surviving corporation. Each issued and outstanding share of common stock, par value $.001 per share, of NHHC (referred to herein as common stock) will be cancelled, extinguished and converted into the right to receive either of the following per share in cash: (a) $11.35 per share if NHHC’s adjusted earnings before interest, taxes, depreciation and amortization, as calculated under the terms of the merger agreement (referred to herein as EBITDA) for the four fiscal quarters ending prior to the closing of the merger agreement (referred to herein as the EBITDA Period) is equal to or greater than $7,900,000 but less than $8,150,000, or (b) $11.50 per share if the adjusted EBITDA of NHHC for the EBITDA Period is equal to or greater than $8,150,000 (referred to herein as the merger consideration), except for: (i) shares of common stock for which appraisal rights have been properly perfected under Delaware law; (ii) shares of common stock held in treasury by NHHC; (iii) shares of common stock owned by AG Home Health or its subsidiaries; or (iv) shares representing $8,000,000 of common stock (valued at the merger consideration) which will be redeemed by NHHC from Frederick H. Fialkow, immediately prior to the merger, in exchange for a NHHC subordinated note in the amount of $8,000,000. As a result of the merger, NHHC will cease to be a publicly traded company and will become a wholly-owned subsidiary of AG Home Health. The merger agreement is more fully described in the enclosed proxy statement. A copy of the merger agreement is attached as Appendix A to the enclosed proxy statement. A copy of Amendment No. 1 to the merger agreement dated as of April 2, 2007 is attached as Appendix M to the enclosed proxy statement. The manner of making adjustments to EBITDA is described in the Home Office Adjustments and KPMG Calculation attached as Appendices K and L, respectively, to the enclosed proxy statement.

•	To adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	To transact any other business that may properly come before the special meeting or any adjournment of the special meeting.

        Only stockholders of record on the close of business on March 20, 2007 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of stockholders will be available for inspection by stockholders of record during business hours at National Home Health Care Corp., 700 White Plains Road, Scarsdale, New York 10583, for ten days prior to the date of the special meeting and will also be available at the special meeting.

        The board of directors of NHHC, acting upon the unanimous recommendation of a special committee of the board of directors (referred to herein as the special committee), has unanimously approved, declared advisable and authorized the merger agreement and the related merger and recommends that you vote FOR adoption of the merger agreement. The special committee and the full board of directors believe that the terms and provisions of the merger agreement and the related merger are fair to and in the best interests of NHHC’s unaffiliated stockholders, and that the merger is advisable. The board of directors also recommends that you vote FOR the approval of any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

        NHHC’s stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Special Factors—Rights of Appraisal” beginning on page 44 of the enclosed proxy statement and Appendix C to the enclosed proxy statement.

        We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid envelope provided or by delivering your proxy via telephone or via the Internet as described in the instructions to the enclosed proxy card so that your shares may be represented at the special meeting. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement.

By Order of the Board of Directors,

Scarsdale, New York
April 20, 2007

Steven Fialkow
Secretary

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i

ii

Appendix A -	Agreement and Plan of Merger dated as of November 28, 2006 by and among National
	Home Health Care Corp, AG Home Health LLC and AG Home Health Acquisition Corp	A-1

Appendix B -	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc	B-1

Appendix C -	Section 262 of the Delaware General Corporation Law	C-1

Appendix D -	Voting Agreement dated November 28, 2006 between Bernard Levine, Frederick H
	Fialkow, AG Home Health LLC and AG Home Health Acquisition Corp	D-1

Appendix E -	Contribution Agreement dated November 28, 2006 between Frederick H Fialkow and
	National Home Health Care Corp	E-1

Appendix F -	Employment Agreement dated November 28, 2006 between Steven Fialkow and National
	Home Health Care Corp	F-1

Appendix G -	Employment Agreement dated November 28, 2006 between Robert P Heller and National
	Home Health Care Corp	G-1

Appendix H -	Consulting Agreement dated November 28, 2006 between Frederick H Fialkow and
	National Home Health Care Corp	H-1

Appendix I -	Form of Subordinated Note to be issued by National Home Health Care Corp to
	Frederick H Fialkow	I-1

Appendix J -	Form of Second Amendment to Lease between 175-20 Hillside Avenue Associates and
	Allen Health Care Services Inc	J-1

Appendix K -	Home Office Adjustments	K-1

Appendix L -	KPMG Calculation	L-1

Appendix M -	Amendment No. 1 dated as of April 2, 2007 to Agreement and Plan of Merger by and among National Home Health Care Corp., AG Home Health LLC and AG Home Health Acquisition Corp	M-1

iii

SUMMARY TERM SHEET

        This summary highlights the material information contained elsewhere in this proxy statement and the appendices. We urge you to read the entire proxy statement carefully, including the appendices and the other documents to which we refer you.

The Companies (page 17)

National Home Health Care Corp.
700 White Plains Road
Scarsdale, New York 10583
(914) 722-9000

        National Home Health Care Corp. (referred to herein as NHHC) is a Delaware corporation that is a provider of home health care and staffing services in the Northeast region of the United States of America. NHHC’s operations are conducted by its five operating subsidiaries. NHHC currently operates 31 offices, consisting of one parent office, twenty-one offices that coordinate home health care and staffing services and nine satellite offices. NHHC has two Medicare provider numbers and is a Medicaid provider in each of the four states in which it operates. NHHC currently employs approximately 3,400 full and part-time employees.

AG Home Health LLC
c/o AG Special Situation Corporation
245 Park Avenue
New York, New York 10167
(212) 867-5436

        AG Home Health LLC, a Delaware limited liability company (referred to herein as AG Home Health), was formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. AG Home Health has not conducted any activities to date other than (1) those incidental to its formation and (2) entering into the merger agreement. AG Home Health is currently controlled by Angelo Gordon & Co. (referred to herein as Angelo Gordon) and its affiliates.

AG Home Health Acquisition Corp.
c/o AG Special Situation Corporation
245 Park Avenue
New York, New York 10167
(212) 867-5436

        AG Home Health Acquisition Corp., a Delaware corporation (referred to herein as Acquisition Corp.), was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. Acquisition Corp. has not conducted any activities to date other than (1) those incidental to its formation and (2) entering into the merger agreement. Acquisition Corp. is currently a wholly-owned subsidiary of AG Home Health.

Terms of the Merger Agreement (page 51)

        Pursuant to the merger agreement, Acquisition Corp. will merge with and into NHHC, with NHHC being the surviving corporation and becoming a wholly-owned subsidiary of AG Home Health. After the merger, NHHC will be a privately-held company directly owned by AG Home Health, and

NHHC’s stockholders will no longer have any interest in, and will not participate in, any future earnings or growth of NHHC.

        The proposed merger, assuming such merger is completed, will result in:

•	The right to receive either of the following in cash, without interest, for each share of common stock that you own: (a) $11.35 per share if the adjusted EBITDA of NHHC for the EBITDA Period is equal to or greater than $7,900,000 but less than $8,150,000, or (b) $11.50 per share if the adjusted EBITDA of NHHC for the EBITDA Period is equal to or greater than $8,150,000, except for: (i) shares of common stock for which appraisal rights have been properly perfected under Delaware law; (ii) shares of common stock held in treasury by NHHC; (iii) shares of common stock owned by AG Home Health or its subsidiaries; or (iv) shares representing $8,000,000 of common stock (valued at the merger consideration) which will be redeemed by NHHC from Frederick H. Fialkow immediately prior to the merger, in exchange for a subordinated note of NHHC in the amount of $8,000,000. Under the merger agreement, the adjusted EBITDA of NHHC means the consolidated net income of NHHC and its subsidiaries, plus (a) the sum of the following: (i) depreciation expense, (ii) amortization expense, (iii) interest expense, (iv) income tax expense, (v) extraordinary losses and (vi) non-recurring write-offs or expenditures (including for such purpose the expenses of operating as a public company (which also includes the expenditures for Frederick H. Fialkow)), less (b) the sum of the following: (i) extraordinary gains and nonoperating gains and (ii) interest income.

•	Cancellation of all outstanding shares of common stock of NHHC;

•	Cancellation of all outstanding options to purchase common stock granted under NHHC stock option plans (referred to herein as NHHC options) in exchange for the right to receive a cash payment in an amount (if applicable) equal to the product of (i) the total number of shares of common stock otherwise issuable upon exercise of such option and (ii) the amount, if any, by which the merger consideration per share of common stock exceeds the applicable exercise price per share of common stock otherwise issuable upon exercise of such option (referred to herein as the option consideration), provided that, if the exercise price per share of any such stock option is equal to or greater than the merger consideration, such option will be cancelled without payment;

•	Conversion of each share of common stock of Acquisition Corp. into one share of common stock of the surviving corporation; and

•	AG Home Health owning all of the outstanding common stock of the surviving corporation.

Recommendation by the Board of Directors (page 27)

        The board of directors and the special committee believe that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to and in the best interests of NHHC’s unaffiliated stockholders, and that the merger is advisable. The board of directors unanimously recommends that the stockholders vote FOR adoption of the merger agreement. The special committee and the board of directors made their determination as to the fairness of the proposed merger on November 28, 2006. See “Special Factors—Background of the Merger” beginning on page 19.

Opinion of Houlihan Lokey (page 30)

        On November 28, 2006, Houlihan Lokey rendered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of November 28, 2006, the consideration to be received by the holders of our common stock in the merger other than the affiliated stockholders was fair to the holders of our common stock other than the affiliated stockholders from a financial point of view (referred to herein as the Houlihan Lokey opinion). For purposes of Houlihan Lokey’s analyses and opinion, affiliated stockholders means, collectively, Frederick H. Fialkow, Bernard Levine, Steven Fialkow, Robert P. Heller and the other members of NHHC’s board of directors, and all affiliates, family members and affiliated or associated family trusts of such persons.

        The Houlihan Lokey opinion was directed to the special committee and only addressed the fairness from a financial point of view of the consideration to be received by NHHC’s unaffiliated stockholders in the merger and not any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion which is attached as Appendix B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. NHHC encourages you to read carefully the full text of the Houlihan Lokey written opinion. However, neither the Houlihan Lokey opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how stockholders should act or vote with respect to the proposed merger. See “Special Factors – Opinion of Houlihan Lokey.”

Interests of Certain Persons in the Merger (page 39)

        In considering the recommendations of the special committee and the board of directors, you should be aware that certain NHHC officers and directors have interests in the proposed merger that are different from, or in addition to, your interests as a NHHC stockholder generally, including the following:

•	Pursuant to the merger agreement, our directors and officers who own NHHC options with an exercise price per share that is less than the merger consideration, will receive a cash payment equal to the difference between the per share exercise price and merger consideration in respect of the cancellation of their respective NHHC options;

•	Pursuant to a contribution agreement dated November 28, 2006 between NHHC, Acquisition Corp., AG Home Health and Frederick H. Fialkow (referred to herein as the contribution agreement), shares representing $8,000,000 of common stock (valued at the merger consideration) will be redeemed by NHHC from Mr. Fialkow, immediately prior to the merger, in exchange for a subordinated note of NHHC in the amount of $8,000,000;

•	Steven Fialkow, the Chief Executive Officer of NHHC, and Robert P. Heller, the Chief Financial Officer of NHHC, have entered into new employment agreements with NHHC, effective upon completion of the merger, that provide for their continued employment, in their existing positions, with the surviving corporation after the merger on substantially the same terms as under their existing employment agreements, except that the term of each employment agreement shall be extended for approximately 2 years, their annual bonus will be calculated based on annually increasing adjusted EBITDA targets rather than as a percentage of operating profits, they will receive interests in AG Home Health equal to a specified percentage (not to exceed an aggregate of 9.5%) of the future profits of the surviving corporation and by continuing their employment with NHHC they will not receive the amounts payable to them under the change of control provisions of their existing employment agreements ($1,553,797 for Steven Fialkow and $739,396 for Robert P. Heller);

•	Frederick H. Fialkow has entered into a consulting agreement with NHHC dated November 28, 2006 (referred to herein as the consulting agreement), effective upon the completion of the merger, pursuant to which Mr. Fialkow will provide certain consulting and other related services to the surviving corporation for which he will receive consulting fees of $100,000 per annum for up to five years, subject to NHHC reaching annually increasing adjusted EBITDA targets, and certain other employee benefits not to exceed $25,000 in any year;

•	Under his employment agreement which will expire upon completion of the merger, Frederick H. Fialkow will receive $286,817 as a change of control payment;

•	Pursuant to the merger agreement, AG Home Health has conditioned the completion of the merger on, among other things, an amendment to the lease for NHHC's Queens, New York facility (referred to herein as the Allen lease). The landlord under the Allen lease is 175-20 Hillside Avenue Associates, which is a company that is controlled by Frederick H. Fialkow.

•	Under the merger agreement, the surviving corporation has agreed to maintain the current directors' and officers' liability insurance policies (or policies which are not materially less favorable to such officers and directors) for a period of five years following the date of the merger, provided that the surviving corporation will not be required to spend more than 200% of the amounts currently spent by NHHC to provide such insurance coverage. In addition, the surviving corporation has agreed to indemnify current and former directors and officers for certain specified losses and liabilities for a period of five years following the date of the merger.

        The special committee and the board of directors were aware of the different or additional interests set forth above and considered such interests along with other matters in approving the proposed merger agreement and the related merger.

Regulatory Approvals and Requirements (page 42)

        In addition to the required stockholder adoption of the merger agreement discussed above, the merger is subject to regulatory approvals, including approval by the New York State Department of Health.

Certain U.S. Federal Income Tax Consequences (page 43)

        The exchange of your common stock for cash pursuant to the merger will be a taxable event for U.S. federal income tax purposes. You will generally recognize a gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash you receive and your adjusted tax basis in common stock you surrender in the merger. The federal income tax summary set forth above is for general information only. You should consult your tax advisor with respect to the particular tax consequences to you of the receipt of cash in exchange for your common stock pursuant to the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

Vote Required (page 15)

        Each share of common stock is entitled to one vote. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of the common stock entitled to vote is necessary to adopt the merger agreement.

        As of the record date, approximately 51.2% of the issued and outstanding shares of common stock were held by directors and executive officers of NHHC. NHHC has been advised by its directors and executive officers that they intend to vote all of their shares of common stock in favor of the proposal to adopt the merger agreement. See “Additional Information – Security Ownership of Certain Beneficial Owners and Management.”

        Frederick H. Fialkow and Bernard Levine, M.D., who collectively own approximately 49.4% of NHHC’s outstanding common stock as of the record date, have agreed in writing to vote in favor of the merger agreement proposal, unless NHHC receives a superior proposal (as defined in the merger agreement) and the merger agreement is terminated or AG Home Health exercises its option to cause the NHHC board of directors to submit the merger agreement to the stockholders of NHHC in accordance with the terms of the merger agreement. See “The Voting Agreement” beginning on page 57.

        The holders of a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. The holders of shares represented by proxies reflecting abstentions or broker non-votes are considered present at the meeting and count toward a quorum.

Appraisal Rights (page 44)

        NHHC’s stockholders who do not vote in favor of the merger agreement and who perfect their appraisal rights under Delaware law will have the right, in lieu of receiving the merger consideration, to a judicial appraisal of the fair value of their shares of common stock.

Financing of the Merger (page 49)

        NHHC estimates that up to approximately $70,000,000 will be required to complete the merger and pay related fees and expenses. These funds will come principally from the following sources:

•	Angelo Gordon (an affiliate of AG Home Health and Acquisition Corp.) and/or its affiliates and Eureka Capital Markets, LLC (referred to herein as Eureka) and/or its affiliates will provide equity contributions to AG Home Health and Acquisition Corp. of approximately $14,000,000 in the aggregate in connection with the merger;

•	Angelo Gordon has received, subject to certain conditions described on page 50, a written commitment from GMAC/Residential Funding Company, LLC, an affiliate of GMAC (referred to herein as GMAC/Residential Funding) to provide a credit facility to the surviving corporation in connection with the merger. The credit facility will provide a senior revolving loan of a maximum of $17,000,000 to be advanced, from time to time on a revolving basis, and a senior term loan of $18,000,000 to be advanced at the closing. It is anticipated that approximately $9,000,000 to $11,000,000 of the senior revolving loan will be funded at the closing of the merger agreement;

•	Pursuant to the contribution agreement, shares representing $8,000,000 of common stock (valued at the merger consideration) will be redeemed by NHHC from Frederick H. Fialkow, immediately prior to the merger, in exchange for a subordinated note of NHHC in the amount of $8,000,000;

•	It is estimated that AG Home Health will utilize approximately $18,000,000 to $20,000,000 in cash on hand at NHHC at the effective time of the merger. However, there is no minimum cash condition to the merger. If NHHC’s cash on hand at the effective time of the merger is less than $18,000,000 (assuming the minimum adjusted EBITDA condition is satisfied), the amount to be drawn under the GMAC/Residential Funding credit facility will be increased.

Conditions to the Merger (page 55)

        The obligations of NHHC, Acquisition Corp. and AG Home Health to complete the merger are subject to various conditions, including:

•	adoption by NHHC's stockholders of the merger agreement;

•	the absence of any order or injunction prohibiting the merger;

•	the total number of shares of common stock for which appraisal rights are exercised under Delaware law not exceeding 7.5% of the common stock;

•	the accuracy in all material respects of the representations and warranties of the parties to the merger agreement;

•	the performance in all material respects by the parties to the merger agreement of their respective covenants contained in the merger agreement;

•	the absence of any event since July 31, 2006 which has had or could reasonably be expected to have a material adverse effect on NHHC;

•	adjusted EBITDA of NHHC for the EBITDA Period shall be equal to or greater than $7,900,000

•	the receipt by Acquisition Corp. or AG Home Health of the proceeds of the financing contemplated by the commitment by GMAC/Residential Funding;

•	amendment of the Allen lease; and

•	obtaining the consents, approvals and authorizations of, and filing notices and applications with, applicable governmental authorities (including healthcare regulatory approvals) and other third parties.

Termination of the Merger Agreement (page 57)

        The merger agreement may be terminated before the merger is completed in several different circumstances, including if the directors accept a superior proposal or if the merger is not consummated on or before September 1, 2007.

Termination Fees and Expenses (page 55)

        Upon termination of the merger agreement under specified circumstances, including if our board of directors terminates the merger agreement, prior to the adoption of the merger agreement by NHHC’s stockholders, in connection with the acceptance of a superior proposal, NHHC has agreed to pay Acquisition Corp. and AG Home Health a break up fee of $2,300,000 (referred to herein as the break up fee). At the request of the special committee, AG Home Health agreed to eliminate its entitlement to expense reimbursement in the event the NHHC board accepts a superior proposal. AG Home Health will be entitled to reimbursement of its expenses as well as the break up fee upon an intentional breach by NHHC of its covenants and agreements in the merger agreement. This modification is reflected in Amendment No. 1 to the merger agreement.

No Solicitation (page 55)

        The merger agreement restricts NHHC’s ability to solicit or initiate any competing acquisition inquiries, proposals or offers. Nothing in the merger agreement, however, prevents NHHC, prior to the adoption of the merger agreement by NHHC’s stockholders, from furnishing information to, or engaging in, discussions or negotiations with any person that offers NHHC a superior proposal, or from accepting a superior proposal, which in either such case the board of directors of NHHC, upon the recommendation of the special committee, determines in good faith (after consultation with independent legal counsel) that such action is necessary for the board to comply with its fiduciary duties to the NHHC stockholders. If NHHC receives a superior proposal and the merger agreement is terminated or AG Home Health exercises its option to cause NHHC’s board to submit the merger agreement to NHHC’s stockholders for their approval, Frederick H. Fialkow and Bernard Levine will not be bound by the terms of the voting agreement.

Transaction Fees and Expenses (page 57)

        The merger agreement provides that all fees and expenses relating to the proposed merger will be paid by the party incurring them, other than with respect to the break up fee and reimbursement of expenses, which would be paid by NHHC if the merger agreement is terminated under certain circumstances.

Certain Litigation Related to the Merger (page 64)

        On January 19, 2007, a lawsuit relating to the merger, purportedly brought on behalf of NHHC’s stockholders, was filed in the Delaware Court of Chancery. The plaintiff alleges, among other things, that the directors of NHHC breached their fiduciary duties to NHHC’s stockholders by approving the terms of the proposed merger of NHHC with an affiliate of Angelo Gordon for $11.50 per share, that the merger is not fair (financially or procedurally) to NHHC’s minority stockholders and that the break-up fee is excessive. The complaint seeks preliminary and permanent injunctions with respect to the proposed merger, and in the event the proposed merger is consummated, the complaint seeks rescission of the merger. On February 13, 2007, the defendants filed answers denying the material allegations of the complaint. On March 23, 2007, plaintiff filed an amended complaint which alleges, in addition to the claims set forth in the original complaint, that the preliminary proxy statement filed by NHHC with the Securities and Exchange Commission (referred to herein as the SEC) failed to disclose certain allegedly material information. Discovery has commenced. Plaintiff’s motion for a preliminary injunction is scheduled to be heard on April 23, 2007. NHHC and its directors intend to vigorously defend the allegations set forth in the amended complaint.

Effects of the Merger (page 18)

        As a result of the proposed merger, all shares of common stock held by our current stockholders who do not seek and perfect appraisal rights will be converted into the right to receive the merger consideration (except for shares owned by AG Home Health or its subsidiaries which will be cancelled, and shares representing $8,000,000 of common stock (valued at the merger consideration) which will be redeemed by NHHC from Frederick H. Fialkow, immediately prior to the merger, in exchange for a subordinated note of NHHC in the amount of $8,000,000), will be automatically canceled and retired and will cease to exist, and the owners of NHHC equity following the merger will be the only beneficiaries of any earnings and growth of NHHC following the proposed merger.

        Upon completion of the proposed merger, NHHC will remove its common stock from quotation on The NASDAQ National Market, and the common stock will no longer be publicly traded.

QUESTIONS AND ANSWERS ABOUT THE MERGER TRANSACTION

        The following questions and answers are provided for your convenience and briefly address some frequently asked questions concerning the special meeting and the proposed merger. These questions and answers do not, and are not intended to, address all the questions that may be important to you as a NHHC stockholder. You should read the remainder of this proxy statement carefully, including the information incorporated by reference and all of the appendices.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and enclosed proxy card because as of the record date you owned shares of common stock of NHHC. Only holders of record of shares of common stock as of the close of business on the record date will be entitled to vote those shares at the special meeting. This proxy statement describes the proposals on which NHHC would like you, as a stockholder, to vote. It also provides you with the important information about the merger agreement and the proposed merger to enable you to make an informed decision as to whether or not to vote your shares of common stock in connection with the proposed merger.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of stockholders will be held at the offices of Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174 on May 17, 2007 at 10:00 a.m., local time.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote upon proposals to (i) adopt the merger agreement pursuant to which Acquisition Corp., a subsidiary of AG Home Health, will merge with and into NHHC, with NHHC being the surviving corporation and becoming a wholly-owned subsidiary of AG Home Health; (ii) adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and (iii) transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:	Who is entitled to vote?

A:	Only stockholders who hold shares of NHHC's common stock at the close of business on March 20, 2007, the record date for the special meeting, will be entitled to vote at the special meeting.

Q:	What will happen in the merger?

A:	Pursuant to the terms of the merger agreement, Acquisition Corp. will merge with and into NHHC, and NHHC will be the surviving corporation and become a subsidiary of AG Home Health. After the merger, NHHC will be a privately-held company owned by AG Home Health. Following the merger, Steven Fialkow will continue as President, Chief Executive Officer and Secretary and Robert P. Heller will continue as Vice President of Finance, Chief Financial Officer and Treasurer of the surviving corporation. Frederick H. Fialkow will cease to be the Chairman of the Board of Directors of NHHC and will instead be a consultant to the surviving corporation.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, each issued and outstanding share of common stock will be converted into the right to receive, without interest, either of the following per share in cash: (a) $11.35 if the adjusted EBITDA of NHHC (calculated in accordance with the Merger Agreement) for the EBITDA Period is equal to or greater than $7,900,000 but less than $8,150,000, or (b) $11.50 if the adjusted EBITDA of NHHC for the EBITDA Period is greater than or equal to $8,150,000, except for: (i) shares of common stock for which appraisal rights have been properly perfected under Delaware law; (ii) shares of common stock held in treasury by NHHC; (iii) shares of common stock owned by AG Home Health or its subsidiaries; or (iv) shares representing $8,000,000 of common stock (valued at the merger consideration) which will be redeemed by NHHC from Frederick H. Fialkow immediately prior to the merger, in exchange for a subordinated note of NHHC in the amount of $8,000,000.

Q:	With whom is NHHC merging?

A:	NHHC is merging with Acquisition Corp., a Delaware corporation that was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. Acquisition Corp. is a wholly-owned subsidiary of AG Home Health.

Q:	Do any of the directors or officers have interests in the merger that may differ from those of NHHC stockholders?

A:	Yes. Certain NHHC officers and directors have interests in the proposed merger that are different from, or in addition to, your interests as a NHHC stockholder generally, including the following:

•	Pursuant to the merger agreement, our directors and officers who own NHHC options with an exercise price per share that is less than the merger consideration, will receive a cash payment equal to the difference between the per share exercise price and merger consideration in respect of the cancellation of their respective NHHC options;

•	Pursuant to the contribution agreement, shares representing $8,000,000 of common stock (valued at the merger consideration) will be redeemed by NHHC from Frederick H. Fialkow, immediately prior to the merger, in exchange for a subordinated note of NHHC in the amount of $8,000,000;

•	Steven Fialkow, the Chief Executive Officer of NHHC, and Robert P. Heller, the Chief Financial Officer of NHHC, have entered into new employment agreements with NHHC,

effective upon completion of the merger, that provide for their continued employment, in their existing positions, with the surviving corporation after the merger on substantially the same terms as under their existing employment agreements, except that the term of each employment agreement shall be extended for approximately 2 years, their annual bonus will be calculated based on annually increasing adjusted EBITDA targets rather than as a percentage of operating profits, they will receive interests in AG Home Health equal to a specified percentage (not to exceed an aggregate of 9.5%) of the future profits of the surviving corporation and by continuing their employment with NHHC they will not receive the amounts payable to them under the change of control provisions of their existing employment agreements ($1,553,797 for Steven Fialkow and $739,396 for Robert P. Heller);

•	Frederick H. Fialkow has entered into the consulting agreement with NHHC effective upon the completion of the merger, pursuant to which Mr. Fialkow will provide certain consulting and other related services to the surviving corporation for which he will receive consulting fees of $100,000 per annum for up to five years, subject to NHHC reaching annually increasing adjusted EBITDA targets, together with certain employee benefits the cost of which will not exceed $25,000 in any year;

•	Under his employment agreement, which will expire upon completion of the merger, Frederick H. Fialkow will receive $286,817 as a change of control payment;

•	Under the merger agreement, the surviving corporation has agreed to maintain the current directors' and officers' liability insurance policies (or policies which are not materially less favorable to such officers and directors) for a period of five years following the date of the merger, provided that the surviving corporation will not be required to spend more than 200% of the amounts currently spent by NHHC to provide such insurance coverage. In addition, the surviving corporation has agreed to indemnify current and former directors and officers for certain specified losses and liabilities for a period of five years following the date of the merger;

•	Pursuant to the merger agreement, AG Home Health has conditioned the completion of the merger on, among other things, an amendment of the Allen lease. The landlord under the Allen lease is 175-20 Hillside Avenue Associates, which is a company that is controlled by Frederick H. Fialkow.

Q:	Who will manage NHHC after the merger?

A:	NHHC will be wholly owned by AG Home Health, a holding company, and NHHC’s board of directors will consist of David Roberts, Joel Schwartz and Min Kim of Angelo Gordon, Stephen A. Greene of Eureka and Steven Fialkow. Steven Fialkow and Robert P. Heller, the current officers of NHHC, have entered into employment agreements that provide for their continued employment, in their existing positions, in NHHC after the merger.

Q:	Why did the NHHC board of directors form a special committee?

A:	The board of directors formed a special committee consisting of three independent directors because of the participation of Frederick H. Fialkow, Steven Fialkow and Bernard Levine in the transaction. The board of directors formed the special committee to avoid any potential conflict of interest in evaluating the fairness to NHHC’s stockholders of the proposed merger, to consider the terms and conditions of the proposed merger and to make a recommendation to the board of directors.

Q:	Why did the board of directors recommend that I vote for the merger agreement?

A:	Based upon the unanimous recommendation of the special committee, the board of directors unanimously determined that the terms and provisions of the merger agreement are fair to and in the best interests of NHHC’s unaffiliated stockholders, and that the merger is advisable. To review the background and reasons for the merger in greater detail, see “Special Factors—Background of the Merger” beginning on page 19 and “Special Factors—Reasons for the Merger; Recommendation by the NHHC Board of Directors” beginning on page 27.

Q:	What will happen to stock options in the merger?

A:	All outstanding NHHC options will be canceled and each holder of NHHC options will have the right to receive for each outstanding NHHC option the product of (i) the total number of shares of common stock otherwise issuable upon exercise of such option and (ii) the amount, if any, by which the merger consideration per share of common stock exceeds the applicable exercise price per share of common stock otherwise issuable upon exercise of such option.

Q:	When do you expect the merger to be completed?

A:	If the merger agreement is approved and adopted and the other conditions to the merger are satisfied, we expect to complete the merger during NHHC’s fourth fiscal quarter ending July 31, 2007.

Q:	How will AG Home Health finance the merger?

        NHHC estimates that up to approximately $70,000,000 will be required to complete the merger and pay related fees and expenses. These funds will come principally from the following sources:

•	Angelo Gordon and/or its affiliates and Eureka and/or its affiliates will provide equity contributions to AG Home Health and Acquisition Corp. of $14,000,000 in the aggregate in connection with the merger;

•	Angelo Gordon has received, subject to certain conditions described on page 50, a written commitment from GMAC/Residential Funding to provide a credit facility to the surviving corporation in connection with the merger. The credit facility will provide a senior revolving loan of a maximum of $17,000,000 to be advanced, from time to time on a revolving basis, and a senior term loan of $18,000,000 to be advanced at the closing. It is anticipated that approximately $9,000,000 to $11,000,000 of the senior revolving loan will be funded at the closing of the merger agreement;

•	Pursuant to the contribution agreement, shares representing $8,000,000 of common stock (valued at the merger consideration) will be redeemed by NHHC from Frederick H. Fialkow, immediately prior to the merger, in exchange for the subordinated note in the amount of $8,000,000;

•	It is estimated that AG Home Health will utilize approximately $18,000,000 to $20,000,000 in cash on hand at NHHC at the effective time of the merger. However, there is no minimum cash condition to the merger. If NHHC's cash on hand at the effective time of the merger is less than

$18,000,000 (assuming the adjusted EBITDA condition is satisfied), the amount to be drawn under the GMAC/Residential Funding credit facility will be increased.

Q:	Who is entitled to vote at the special meeting?

A:	All NHHC’s stockholders as of the close of business on March 20, 2007 (referred to herein as the record date), will be entitled to notice of and to vote at the special meeting to adopt the merger agreement.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of common stock after the record date but before the special meeting, you generally will retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	What do I need to do now?

A:	Please complete, sign, date and mail your proxy card in the enclosed postage-prepaid envelope or deliver your proxy via telephone or via the Internet as soon as possible so that your shares may be represented at the special meeting.

Q:	Should I send in my stock certificate now?

A:	No. If the merger is completed, the surviving corporation will send you a transmittal form and written instructions for exchanging your stock certificates.

Q:	How many shares of common stock need to be represented at the special meeting to constitute a quorum?

A:	The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. If you vote by proxy card, in person at the special meeting or by delivering your proxy via telephone or via the Internet, you will be considered present for the purpose of determining whether the quorum requirement has been satisfied.

Q:	How many votes are required to adopt the merger agreement?

A:	Each share of common stock is entitled to one vote. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to adopt the merger agreement. At the request of Acquisition Corp. and AG Home Health and as a condition of the willingness of Acquisition Corp. and AG Home Health to enter into the merger agreement, Frederick H. Fialkow and Bernard Levine, who collectively own approximately 49.4% of the outstanding shares of common stock as of the record date, have agreed in writing with Acquisition Corp. and AG Home Health to grant their designees a proxy to vote their shares of common stock in favor of the adoption of the merger agreement and, unless AG Home Health votes such shares directly pursuant to a proxy, to vote their shares in favor of adoption of the merger agreement. If NHHC receives a superior proposal and the merger agreement is terminated or AG Home Health exercises its option to cause NHHC’s board to submit the merger agreement to NHHC’s stockholders for their adoption, Frederick H. Fialkow and Bernard Levine will not be bound by the terms of the voting agreement.

Q:	How do I vote?

A:	You can vote by completing, signing, dating and mailing your proxy card in the enclosed postage-prepaid envelope or by delivering your proxy via telephone or via the Internet. See the enclosed proxy card for specific instructions. You may also vote in person if you attend the special meeting.

Q:	If my shares are held in "street name," will my bank, broker or other nominee vote my shares for me?

A:	Brokers and, in many cases, nominees will not have discretionary power to vote on the merger. Your broker or nominee will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee to vote your shares.

Q:	May I change my vote after I have mailed my signed proxy card or delivered my proxy via telephone or via the Internet?

A:	Yes. You may change your vote by submitting to the Secretary of NHHC a written revocation or a later-dated, signed proxy card before the special meeting, by attending the special meeting and voting in person or by submitting a proxy on a later date via telephone or via the Internet.

Q:	What happens if I do not deliver my proxy or vote in person or if I abstain from voting?

A:	If you do not deliver a proxy or vote in person or if you abstain from voting, such action will have the effect of a vote AGAINST the merger agreement. If you do not deliver a proxy or vote in person, such action will have no effect on any proposal to adjourn the special meeting. If you abstain from voting, such action will have the effect of a vote AGAINST any proposal to adjourn the special meeting.

Q:	What rights do I have if I oppose the merger?

A:	NHHC’s stockholders are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the proposed merger and it is completed, you may seek appraisal of the fair value of your shares under Delaware law. You must, however, comply with all of the required procedures under Delaware law, as explained under “Special Factors—Rights of Appraisal” beginning on page 44 and in Appendix C to this proxy statement.

For U.S. federal income tax purposes, if you perfect your appraisal rights, you may recognize capital gain or loss at the effective time of the merger equal to the difference between the trading price of common stock and your adjusted basis in your shares. In addition, you may recognize additional capital gain or loss, and potentially interest income, at the time the appraised fair value is received. You should read “Special Factors—Certain U.S. Federal Income Tax Consequences” beginning on page 43 for a more complete discussion of the tax consequences to stockholders seeking appraisal rights.

Q:	Will the merger be taxable to me for U.S. federal income tax purposes?

A:	Yes. The receipt of the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between the merger consideration and your adjusted tax basis in that share. You should read “Special Factors—Certain U.S. Federal Income Tax Consequences” beginning on page 43 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor on the tax consequences of the merger to you.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement contains certain forward-looking statements and information relating to NHHC that are based on the beliefs of management as well as assumptions made by and information currently available to NHHC. When used in this document, the words “anticipate,” “believe,” “estimate,” “project,” “expect,” “plan” and “intend” and similar expressions, as they relate to NHHC or its management, are intended to identify forward-looking statements. Such statements reflect the current view of NHHC with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of NHHC to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, to risks and uncertainties relating to market acceptance, pricing and demand for NHHC’s services; changing regulatory environment; changing economic conditions; whether NHHC can attract and retain qualified personnel; ability to manage NHHC’s growth; and various other factors, both referenced and not referenced in this proxy statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, projected, expected, planned or intended and, in such event, NHHC may not achieve the adjusted EBITDA that is a condition to closing or satisfy all of the other conditions of closing. No assurance can be given that AG Home Health will close the transaction if all such closing conditions are not satisfied. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or in the case of documents incorporated by reference, as of the date of those documents. NHHC does not intend, or assume any obligation, to update these forward-looking statements. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, NHHC will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement to the extent necessary.

THE SPECIAL MEETING

GENERAL

        This proxy statement is furnished, and the accompanying proxy is solicited, on behalf of the board of directors of NHHC, for use at a special meeting of NHHC’s stockholders to be held at the offices of Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174 on May 17, 2007 at 10:00 a.m, local time, and at any adjournment or postponement thereof. The proxy statement and the accompanying proxy will be mailed on or about April 25, 2007 to all NHHC’s stockholders entitled to vote at the special meeting.

MATTERS TO BE CONSIDERED

        At the special meeting, you will be asked to:

•	Consider and vote upon a proposal to adopt the merger agreement;

•	Consider and vote upon a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	Transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

RECORD DATE; VOTING RIGHTS

        We have fixed March 20, 2007 as the record date. Only holders of record of common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were 5,662,531 shares of common stock issued and outstanding. Each share is entitled to one vote on all matters to be considered at the special meeting. A list of stockholders will be available for inspection by stockholders of record during business hours at National Home Health Care Corp., 700 White Plains Road, Scarsdale, New York 10583, for ten days prior to the date of the special meeting and will also be available at the special meeting.

        All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption and approval of non-routine matters, such as the merger agreement and the merger. Proxies submitted without a vote by the brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

        With the exception of broker non-votes, the treatment of which is discussed above, each share of our common stock represented by a proxy properly executed we receive in time to be voted at the special meeting that is not revoked before the special meeting will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted “FOR” the proposal to adopt the merger agreement. All proxies “FOR” the merger agreement, including proxies on which no instructions are indicated, other than broker non-votes, may, at the discretion of the proxy holder, be voted “FOR” a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. Any proxy that is voted against the adoption of the merger agreement, or which specifically abstains from voting, will not be voted in favor of any such adjournment.

QUORUM

        The holders of a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. The holders of NHHC shares represented by proxies reflecting abstentions or broker non-votes are considered present at the meeting and count toward a quorum.

REQUIRED VOTE

        Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to adopt the merger agreement.

        Under NHHC’s amended bylaws, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting, or any adjournment or postponement thereof, whether or not a quorum is present, is necessary to vote to adjourn the special meeting, assuming a motion is made to adjourn.

        All shares represented by each properly executed proxy received by the Secretary of NHHC will be voted in accordance with the instructions indicated on the proxy unless the proxy is revoked. If you submit a proxy via telephone or via the Internet or by signing and returning a proxy card without giving voting instructions, the persons named as proxies on the proxy card will vote FOR adoption of the merger agreement, FOR the adjournment of the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement, and in such manner as the persons named on the proxy card in their discretion determine with respect to any other business that properly comes before the special meeting.

        A failure to vote, a vote to abstain and a broker non-vote will have the same effect as a vote AGAINST the merger agreement. A failure to vote will have no effect on any proposal to adjourn the special meeting. A vote to abstain and a broker non-vote will have the same effect as a vote AGAINST any proposal to adjourn the special meeting. Brokers and, in many cases, nominees will not have discretionary power to vote on the merger or on the motion to adjourn the special meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote.

        If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

        At the request of Acquisition Corp. and AG Home Health and as a condition of the willingness of Acquisition Corp. and AG Home Health to enter into the merger agreement, Frederick H. Fialkow and Bernard Levine, M.D., who collectively own approximately 49.4% of NHHC’s outstanding common stock as of the record date, have already agreed in writing to vote in favor of the merger agreement proposal unless NHHC receives a superior proposal (as defined in the merger agreement) and the merger agreement is terminated or AG Home Health exercises its option to cause the NHHC board of directors to submit the merger agreement to the stockholders of NHHC in accordance with Section 5.02(a) of the merger agreement. See “The Voting Agreement” beginning on page 57.

PROXIES; REVOCATION

        You may vote by attending the special meeting and voting in person, by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided or by delivering your proxy via telephone or via the Internet as described in the instructions to the enclosed proxy card.

        Shares represented by a properly executed proxy on the enclosed proxy card or submitted via telephone or via the Internet will be voted at the special meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions.

        You may revoke your proxy at any time before it is voted by:

•	Sending written notice of revocation to National Home Health Care Corp., 700 White Plains Road, Scarsdale, New York 10583, Attention: Secretary;

•	Executing and delivering to the Secretary of NHHC a later-dated proxy;

•	Attending the special meeting and voting in person; or

•	Submitting a proxy on a later date via telephone or via the Internet.

        If you submit a proxy via telephone or via the Internet or by signing and returning a proxy card without giving voting instructions, the persons named as proxies on the proxy card will vote FOR adoption of the merger agreement, FOR the adjournment of the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement, and in such manner as the persons named on the proxy card in their discretion determine with respect to any other business that properly comes before the special meeting, including any motion to adjourn the special meeting.

SOLICITATION OF PROXIES

        This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of NHHC. NHHC will bear the costs of soliciting proxies. These costs include establishing the telephone and Internet voting systems and the preparation, assembly and mailing of the proxy statement, the notice of the special meeting of stockholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of common stock. NHHC directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, e-mail, telephone, in person or via the Internet. NHHC will reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of common stock.

ADJOURNMENTS AND POSTPONEMENTS

        Although it is not expected, the special meeting may be adjourned or postponed. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. If the adjournment is for more than thirty days, however, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each NHHC stockholder of record entitled to vote at the meeting.

EXCHANGING STOCK CERTIFICATES

        Please do not send in stock certificates at this time. In the event the merger is completed, instructions regarding the procedures for exchanging your stock certificates for the merger consideration, without interest and less any applicable withholding taxes, will be sent to you.

THE COMPANIES

NATIONAL HOME HEALTH CARE CORP.

National Home Health Care Corp.
700 White Plains Road
Scarsdale, New York 10583
(914) 772-9000

        National Home Health Care Corp., a Delaware corporation, is a provider of home health care and staffing services in the Northeast region of the United States of America. NHHC’s operations are conducted by its five operating subsidiaries. NHHC currently operates 31 offices consisting of one parent office, twenty-one offices that coordinate health care services and nine satellite offices. NHHC has two Medicare provider numbers and is a Medicaid provider in each of the four states in which it operates. NHHC currently employs approximately 3,400 full and part-time employees.

AG HOME HEALTH LLC

AG Home Health LLC
c/o AG Special Situation Corporation
245 Park Avenue
New York, New York 10167
(212) 867-5436

        AG Home Health LLC, a Delaware limited liability company, was formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. AG Home Health has not conducted any activities to date other than (1) those incidental to its formation and (2) entering into the merger agreement. AG Home Health is currently controlled by Angelo Gordon and its affiliates.

AG HOME HEALTH ACQUISITION CORP.

AG Home Health LLC
c/o AG Special Situation Corporation
245 Park Avenue
New York, New York 10167
(212) 867-5436

        AG Home Health Acquisition Corp., a Delaware corporation, was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. Acquisition Corp. has not conducted any activities to date other than (1) those incidental to its formation and (2) entering into the merger agreement. Acquisition Corp. is currently a wholly-owned subsidiary of AG Home Health.

        Pursuant to the merger agreement, Acquisition Corp. will merge with and into NHHC with NHHC being the surviving corporation upon completion of the merger.

SPECIAL FACTORS

GENERAL DESCRIPTION OF THE MERGER

        The merger agreement provides that, subject to certain conditions, Acquisition Corp. will be merged with and into NHHC. After completion of the merger, Acquisition Corp. will cease to exist and NHHC will continue as the surviving corporation. As a result of the merger, all outstanding shares of NHHC common stock will be cancelled and NHHC’s stockholders will be entitled to receive, without interest, for each share of common stock that they own (a) $11.35 in cash if the adjusted EBITDA of NHHC (calculated in accordance with the merger agreement) for the EBITDA Period is equal to or greater than $7,900,000 but less than $8,150,000, or (b) $11.50 in cash if the adjusted EBITDA of NHHC for the EBITDA Period is equal to or greater than $8,150,000, except for: (i) shares of common stock for which appraisal rights have been properly perfected under Delaware law; (ii) shares of common stock held in treasury by NHHC; (iii) shares of common stock owned by AG Home Health or its subsidiaries; or (iv) shares representing $8,000,000 of common stock (valued at the merger consideration) which will be redeemed by NHHC from Frederick H. Fialkow immediately prior to the merger, in exchange for a subordinated note of NHHC in the amount of $8,000,000. In connection with the merger, each share of common stock of Acquisition Corp. will be converted into one share of common stock of the surviving corporation, whereupon AG Home Health will own all of the outstanding common stock of the surviving corporation.

BACKGROUND OF THE MERGER

        Prior Discussions with Third Parties

        During the early part of 2003, NHHC was approached by a strategic buyer with private equity financing which we will refer to as Firm A. In furtherance thereof, representatives of NHHC had preliminary discussions with Firm A regarding the acquisition of NHHC and subsequently executed a confidentiality agreement with Firm A. The discussions were preliminary and informal in nature and no structure was discussed, although Firm A had indicated it was considering a cash transaction of $13 per share if NHHC’s adjusted EBITDA was $11,000,000. NHHC’s preliminary discussions with Firm A came to an end in October 2003.

        Generally, for purposes of this section, adjusted EBITDA is understood to be reported EBITDA plus expenses incurred for operating as a public company (which also includes the compensation paid to Frederick H. Fialkow) and other non-recurring write-offs and expenditures.

        During December 2003, NHHC was approached by another acquirer, which we will refer to as Firm B. Firm B was an owner of various businesses which could reasonably be perceived as having synergies with NHHC. NHHC entered into a confidentiality agreement with Firm B in January 2004 and Firm B conducted a due diligence review of NHHC from February 2004 through April 2004. Firm B submitted a letter of interest to acquire NHHC at $11.50 per share of common stock. As result of uncertainties, among other things, with respect to NHHC’s operations in Connecticut arising out of a federal subpoena, the discussions with Firm B were terminated in May 2004.

        After NHHC’s discussions with Firm B ended, Frederick H. Fialkow, Steven Fialkow and Robert P. Heller met in Scarsdale, New York on July 1, 2004 with Stephen A. Greene and Mark Hyman, representatives of Eureka, to discuss potential strategic transactions and to work with Eureka in connection with these pursuits. On August 4, 2004, with the informal approval of its directors, NHHC formally retained Eureka as its financial advisor to assist it in considering strategic alternatives for NHHC. During the next three to four months, Eureka contacted approximately twenty private equity investors to determine their interest in acquiring NHHC. The most recent acquisitions of companies of comparable size in the home health care area in which NHHC operates had been made by financial buyers, and it was believed that the most logical strategic buyers with the financial wherewithal to consummate a transaction would not have been interested in acquiring NHHC, taking into account the northeast concentration of NHHC’s business and that NHHC did not derive a material portion of its revenues from Medicare, which carries a relatively high margin compared to Medicaid and private insurer reimbursed programs. Since NHHC was a public company, certain information about it was available to other companies in the industry. In addition, NHHC was concerned as to the competitive effects of making confidential information available to competitors as well as the possible operational disruptions if employees learned NHHC might be acquired by a competitor. All of the prospective acquirors were provided with NHHC’s ticker symbol and invited to look at public information regarding NHHC. Eureka also shared with them its perspective on what the valuation would need to be for a deal to get done – at a multiple of at least six times adjusted EBITDA (which was at the high end of the measure for acquisitions of non-Medicare home health services providers) which at the time was projected to be $10.5 million at the then estimated closing date. Taking NHHC’s cash into consideration, this equated to a purchase price of approximately $14 per share.

        After reviewing public information, five of the parties contacted expressed further interest and had meetings with NHHC management. Following the meetings, four of the five parties signed confidentiality agreements and received supplemental non-public information regarding NHHC. Of these four, two submitted written indications of interest, which we will refer to as Firm C and Firm D. Firm C, submitted an indication of interest on January 11, 2005 at $13 per share conditioned on a reinvestment by Frederick H. Fialkow and other senior members of management in the surviving corporation of $7.5 million in a combination of pay in kind preferred stock and common stock. After discussions with Firm C, it was unwilling to raise its bid. After a series of discussions with Firm D, it submitted an indication on February 1, 2005 at $14 per share, conditioned on Frederick H. Fialkow’s acceptance of a $7 million unsecured note from the surviving corporation in lieu of a portion of the cash consideration which would otherwise have been payable to him. On February 14, 2005, Firm D and NHHC signed a letter of intent on an exclusive basis embodying this proposal which provided an opportunity for it to continue its due diligence. Firm D engaged Ernst & Young to conduct a financial due diligence review of NHHC. During the course of the due diligence, several concerns arose. First, Firm D became concerned about contracting operating margins, particularly in New York. Second, it became concerned about Connecticut operations, where the failed state survey and uncertainty of federal investigation and costs relating thereto had led to significantly declining revenue and profitability in December 2004 and January 2005. Lastly, the Ernst & Young report concluded that adjusted EBITDA was closer to $9 million than $10.5 million (even after adding back some of the recent declines in Connecticut on the assumption that they would be non-recurring). As a result, Firm D communicated at the end of March 2005, that it was unwilling to move forward under the original proposal and that it was not even sure it wanted to move forward at a substantially reduced price. Accordingly, on or about April 12, 2005, the parties agreed to terminate the letter of intent. Since Firm C’s pricing proposal had been based upon an EBITDA multiple of 5x (which was lower than the 6x multiple that Firm D’s pricing proposal relied upon) and taking into account the reasons for Firm D abandoning its interest in a transaction, it was determined that it would not be fruitful to reinitiate discussions with Firm C.

        Based on the uncertain state of NHHC’s operations at that time, especially in Connecticut, NHHC and Eureka agreed to put their process on hold at least until later in the year.

        Angelo Gordon/Eureka Acquisition

        On November 2, 2005, Stephen A. Greene of Eureka met with Frederick H. Fialkow and Steven Fialkow of NHHC. At that meeting, Mr. Greene inquired as to whether NHHC would be interested in a transaction in which Eureka would participate as principal and would find a private equity sponsor to back it in making the acquisition. Thus, rather than working as an advisor to NHHC, Eureka would be a co-investor. Mr. Greene advised the Fialkows at that time that he believed that, with the Connecticut operations stabilized, a transaction could probably still be done at a multiple of six times adjusted EBITDA. He estimated at that time, based upon NHHC’s adjusted EBITDA of $9 million, that the purchase price would be in the $12 per share range. After consulting with other board members, Frederick H. Fialkow called Mr. Greene to express NHHC’s interest in proceeding with Eureka’s suggestion. It was agreed that Eureka’s investment banking fee “tail” from its prior engagement would be modified such that it would not be entitled to any fee for the proposed transaction.

        Subsequently, Mr. Greene approached Angelo Gordon to gauge its interest in acting as the private equity sponsor and, on November 11, 2005, with NHHC’s permission, Eureka and Angelo Gordon entered into a confidentiality agreement which enabled Eureka and NHHC to share non-public information with Angelo Gordon.

        On January 19, 2006, Joshua Brain of Angelo Gordon and Stephen A. Greene of Eureka met with Steven Fialkow and Robert P. Heller in order to afford Angelo Gordon with an opportunity to better understand NHHC’s business. Following such meeting, Angelo Gordon continued to investigate this opportunity with the assistance of Eureka.

        On March 20, 2006, NHHC and Angelo Gordon entered into a letter of intent providing for a sixty day exclusive due diligence period with regard to a proposed acquisition of NHHC for $12 per share. The discussions at that time were premised on an adjusted EBITDA level of $9 million. The letter of intent required that Frederick H. Fialkow accept $5 million of the merger consideration in the form of preferred stock rather than cash. Subsequently, Angelo Gordon engaged the accounting firm, KPMG LLP to assist with its due diligence.

        From March 2006 through April 2006, Angelo Gordon, with the assistance of Eureka and its advisors, including KPMG, conducted a detailed financial and legal due diligence review of NHHC. Due diligence discussions included in-person meetings on April 5 and April 6 and a telephonic meeting on April 24, 2006. The attendees at the April 5 meeting consisted of members of KPMG, Min Kim of Angelo Gordon, Stephen A. Greene and Andrew Herrera of Eureka, and Steven Fialkow and Robert P. Heller, the attendees at the April 6 meeting consisted of members of KPMG and Steven Fialkow and Robert P. Heller and the attendees at the April 24 meeting consisted of Joshua Brain and Min Kim of Angelo Gordon, Stephen A. Greene, Leslie Feldman and Andrew Herrera of Eureka, and Steven Fialkow and Robert P. Heller. In May 2006, KPMG issued to Angelo Gordon its report as to the adjusted quality of earnings of NHHC.

        On May 31, 2006 Stephen A. Greene of Eureka was told by Steven Fialkow and Robert P. Heller of certain operational difficulties resulting in a reduced adjusted EBITDA with respect to NHHC’s Connecticut operations for the quarter ended April 30, 2006. Internal discussions among representatives of Angelo Gordon and Eureka then took place.

        On June 6, 2006, a meeting was held in Bronxville, New York, among Joshua Brain of Angelo Gordon, Stephen A. Greene of Eureka, Frederick H. Fialkow and Charles P. Greenman of Troutman Sanders, NHHC’s outside counsel, to discuss a change in the terms of the proposed transaction as a result of the operational difficulties at the Connecticut operations. Performance of NHHC’s Connecticut operations had fallen below expectations and it was clear that an adjusted EBITDA level of $9 million was not attainable. Angelo Gordon proposed to reduce the purchase price to $11.50 per share and to increase the amount of preferred stock required to be accepted by Frederick H. Fialkow to $8 million. This revised proposal was premised upon an adjusted EBITDA of $8.15 million. The directors of NHHC authorized management to continue discussions with representatives of Angelo Gordon.

        Subsequent due diligence meetings were held on June 22, 2006, June 27, 2006 and June 30, 2006 at NHHC’s headquarters in Scarsdale, New York. Present at one or more of these meetings were David Roberts (by telephone), Joshua Brain and Min Kim of Angelo Gordon, Steven Fialkow, Robert P. Heller, and the management teams of NHHC’s operating subsidiaries in New York, New Jersey, Massachusetts and Connecticut, and Stephen A. Greene of Eureka.

        On July 7, 2006, Angelo Gordon’s counsel, Dechert LLP, provided Troutman Sanders LLP, NHHC’s outside counsel, with an initial draft of the merger agreement and certain ancillary agreements, and Dechert provided Troutman Sanders with additional ancillary documents on July 18, 2006.

        On July 11, 2006, the board of directors of NHHC established a special committee consisting of three independent directors, Harold Shulman, Robert C. Pordy and Ira Greifer, to review and evaluate the proposed transaction with Angelo Gordon. The special committee engaged Troutman Sanders LLP as its counsel at that time.

        On July 21, 2006, NHHC and Angelo Gordon entered into a revised letter of intent providing for a forty-five day exclusive negotiating period and reflecting the revised purchase price of $11.50 per share and the increased preferred stock to be accepted by Frederick H. Fialkow of $8 million. It was agreed that the preferred stock would be nonconvertible and nonvoting, pay dividends of 5% per annum, and be redeemable upon the first to occur of a subsequent change of control and sixty-six months after the issue date. The letter of intent provided that the closing conditions would include a condition that NHHC’s adjusted EBITDA level be at least $8.15 million for the trailing twelve month period prior to the closing. The letter of intent also required, as a condition to closing, that Steven Fialkow and Robert P. Heller enter into new five year employment agreements with NHHC which would defer their change of control payments, otherwise payable if they left NHHC for any reason following the closing of the transaction with Angelo Gordon, until their termination or constructive termination of employment by NHHC or a subsequent change of control.

        On August 1, 2006, a due diligence meeting was held at NHHC’s headquarters in Scarsdale, New York among David Roberts of Angelo Gordon, Steven Fialkow and Robert P. Heller.

        On August 1, 2006, Troutman Sanders provided its initial comments on the merger agreement and certain of the ancillary documents.

        On August 3, 2006, representatives of Troutman Sanders and Dechert met to negotiate the merger agreement. Revised drafts of the agreements were subsequently provided on August 8, 2006.

        On August 10, 2006 Messrs. Frederick H. Fialkow, Steven Fialkow and Robert P. Heller retained counsel to assist them in evaluating and negotiating the terms of the agreements to which they were to be a party.

        On August 16, 2006, the board of directors of NHHC met to discuss the proposed merger and representatives of Troutman Sanders discussed the most recent drafts of the merger agreement and the ancillary agreements that had been delivered to the board of directors prior to the meeting. Given the long lead time required for New York State approval of an acquisition, the board of directors of NHHC authorized the execution and filing of a redacted application by an entity to be formed by Angelo Gordon with the New York State Department of Health for the New York State Public Health Council’s approval of the proposed merger.

        The board of directors of NHHC met on August 22, 2006, August 28, 2006 and September 6, 2006 to discuss the proposed merger with Angelo Gordon and the methodology of calculating the adjusted EBITDA of NHHC.

        On September 13, 2006, the board of directors of NHHC met telephonically to discuss the proposed merger and to evaluate whether NHHC could achieve the adjusted EBITDA threshold of $8,150,000 that would be a condition to closing of the Angelo Gordon transaction. Mr. Heller updated the board of directors as to management’s views regarding NHHC’s ability to achieve the adjusted EBITDA threshold of $8,150,000. Based on Mr. Heller’s update, the board of directors became concerned about achieving the $8,150,000 adjusted EBITDA threshold.

        Following such meeting and discussions with Angelo Gordon, representatives of Angelo Gordon suggested to representatives of NHHC a two-pronged merger consideration structure, whereby $11.35 would be paid per share if NHHC achieved an adjusted EBITDA equal to or greater than $7,900,000 but less than $8,150,000, and $11.50 would be paid per share if NHHC achieved an adjusted EBITDA equal to or greater than $8,150,000.

        On September 15, 2006, the special committee of NHHC met to consider the proposal of such two-pronged merger consideration. After extensive discussion, the special committee unanimously preliminarily agreed that the two-pronged merger consideration was acceptable, as the special committee was comfortable, based on the advice of management of NHHC, that the $7,900,000 adjusted EBITDA was attainable and the $8,150,000 adjusted EBITDA was likely to be attained. The approval of the revised structure remained subject to obtaining an independent fairness opinion and negotiating agreements satisfactory to the special committee. The special committee also approved at that meeting the engagement of Houlihan Lokey to render an opinion with respect to the fairness from a financial point of view of the consideration to be received by the holders of NHHC common stock in the merger other than the affiliated stockholders.

        On September 27, 2006, a restated letter of intent was executed providing for a merger consideration of $11.35 per share if NHHC achieved an adjusted EBITDA equal to or greater than $7,900,000 but less than $8,150,000 or $11.50 per share if NHHC achieved an adjusted EBITDA equal to or greater than $8,150,000. Such revised letter of intent also extended the exclusivity period through November 30, 2006 and increased the dividend rate from 5% to 6% per annum for the preferred stock to be issued to Frederick H. Fialkow. That increase was negotiated by counsel to Mr. Fialkow to reflect increases in interest rates subsequent to the initial negotiation of the dividend rate. The restated letter of intent was subject to Angelo Gordon’s continued due diligence.

        On October 10, 2006, the special committee of NHHC met with representatives of Troutman Sanders and Houlihan Lokey to discuss the proposed merger. The representatives of Houlihan Lokey discussed their plans to meet with the management of NHHC, Angelo Gordon and Eureka and, based on the information they provided and other information available from publicly available sources, to perform various financial analyses with respect to NHHC and the proposed merger.

        On October 26, 2006, a due diligence meeting was held in New York primarily for the benefit of Angelo Gordon’s lender, GMAC/Residential Funding. Other attendees included Steven Fialkow and Robert P. Heller of NHHC, David Roberts, Joshua Brain and Min Kim of Angelo Gordon, and Stephen A Greene and Leslie Feldman of Eureka.

        On November 1, 2006, at a meeting of the special committee of NHHC, representatives of Houlihan Lokey discussed its preliminary financial analyses regarding NHHC and the proposed merger with the special committee. On November 8, 2006 at a joint meeting of the special committee and the board of directors, representatives of Houlihan Lokey updated the special committee with respect to its financial analyses regarding NHHC and the proposed merger.

        In November 2006 counsel for Frederick H. Fialkow and counsel for Angelo Gordon agreed to substitute a subordinated note for preferred stock to be received by Mr. Fialkow pursuant to the contribution agreement, and also negotiated the terms of the extension of the Allen lease. It was agreed that the subordinated note would have an interest rate of 8%. This increase was intended to compensate Mr. Fialkow for the increased tax rate on the note relative to dividends on the preferred stock that he was to receive under the original proposal. See “The Contribution Agreement”, “The Subordinated Note” and “Allen Lease Amendment” on pages 58, 59 and 42, respectively.

        On November 14, 2006, at a joint meeting of the NHHC board of directors and the special committee, the board of directors and special committee considered the proposed acquisition upon the terms set forth in the definitive merger agreement. Troutman Sanders reviewed the terms and conditions of the most recent draft of the merger agreement and certain of the ancillary documents, copies of which had been provided to the board of directors and special committee, and discussed other legal and regulatory matters with the board of directors and special committee. Houlihan Lokey reviewed its financial analysis of NHHC and the proposed merger and delivered its oral opinion to the special committee, later confirmed in writing, to the effect that, as of November 14, 2006 and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the unaffiliated stockholders of NHHC. The special committee then unanimously recommended that the proposed transaction be submitted to the board of directors for its approval. NHHC’s board of directors then unanimously approved and declared advisable the merger agreement and the related merger.

        However, before a definitive merger agreement could be signed, management of NHHC learned that (i) a former coordinator in NHHC’s New Jersey subsidiary had made some improper billings to Medicaid which resulted in the New Jersey subsidiary billing Medicaid approximately $15,000 more than it should have; (ii) a lawsuit was brought by Americare at Home, Inc. against Medical Resources, Inc., a subsidiary of NHHC (which we refer to as Medical Resources) and others alleging tortious interference with a contractual right; and (iii) Victory Memorial Hospital, from which a subsidiary of NHHC had a receivable of approximately $250,000, filed for protection under the federal bankruptcy laws. These matters were immediately disclosed to Angelo Gordon and over the next several days, representatives of Angelo Gordon conducted additional due diligence concerning these matters.

        On November 27, 2006, the board of directors and the special committee of NHHC met telephonically to discuss the status of the three issues. Mr. Steven Fialkow informed the directors and special committee that: (i) after a more complete review management of NHHC was confident that the Medicaid billing matter in NHHC’s New Jersey subsidiary was limited to $15,000; (ii) the lawsuit bought by Americare at Home, Inc. against Medical Resources was reviewed by Medical Resources’ management and both NHHC and the Angelo Gordon representatives were reasonably confident that the litigation would not be significantly adverse to NHHC or Medical Resources; and (iii) as a result of the bankruptcy of Victory Memorial Hospital, Angelo Gordon’s representatives reviewed NHHC’s existing accounts receivable in greater detail. He noted that Angelo Gordon expressed concern as to the status of NHHC’s accounts receivable from Visiting Nurse Regional (which we refer to as VNR), as a subsidiary of NHHC was owed approximately $2,800,000 by VNR and had received minimal payments during the preceding six weeks. Mr. Fialkow also noted that the VNR issue could result in an increase of NHHC’s bad debt reserve for adjusted EBITDA calculation purposes since, in calculating the adjusted EBITDA of NHHC for merger consideration and closing condition purposes, a $150,000 bad debt reserve for the New York operations had been preliminarily agreed to, which would be subject to revision at the time of the closing of the merger agreement. To minimize the impact of adverse future business developments, it was suggested that either the outside termination date of September 30, 2007 be moved up or that KPMG resolve any EBITDA questions within 60 days after NHHC furnishes its proposed calculation of adjusted EBITDA. The board of directors and special committee asked Troutman Sanders to discuss these two suggestions with Angelo Gordon’s attorneys who agreed to move the outside termination date to September 1, 2007.

        On November 27, 2006, an affiliate of AG Home Health signed a commitment letter with GMAC/Residential Funding to provide NHHC a total of up to $35,000,000 of credit financing in the form of a senior term loan of $18,000,000 to be advanced at the closing of the transaction and a senior revolving loan of $17,000,000, to be advanced from time to time, on a revolving basis.

        On November 28, 2006, the NHHC board of directors and special committee met in a joint telephonic meeting to review the final changes made to the merger agreement which were designed to address the issues discussed above. Troutman Sanders reviewed the terms and conditions of the most recent draft of the merger agreement and ancillary documents, copies of which had been provided to the board of directors. Houlihan Lokey reviewed its financial analysis of NHHC and the proposed merger and delivered its oral opinion to the special committee, later confirmed in writing, to the effect that, as of November 28, 2006 and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the unaffiliated stockholders of NHHC.

        After discussion and deliberation relating to the proposed merger, NHHC’s board of directors unanimously approved and declared advisable the merger agreement and the related merger and determined that the merger agreement and the related merger are fair to, advisable and in the best interests of NHHC and its stockholders.

        Following the November 28, 2006 joint meeting of the board of directors and special committee, the merger agreement and certain ancillary documents were executed by the parties and NHHC and Angelo Gordon issued a joint press release announcing that NHHC had entered into a definitive merger agreement with Acquisition Corp. and AG Home Health, affiliates of Angelo Gordon.

Subsequent Events

        On January 9, 2007, the chairman of the special committee of NHHC received a proposal from Premier Home Health Care Services, Inc. (which we refer to as Premier) offering to purchase all the outstanding shares of common stock of NHHC for $12.00 per share in cash. The proposal indicated that Premier was prepared to honor the employment agreements with Steven Fialkow and Robert P. Heller and the consulting agreement with Frederick H. Fialkow and was prepared to negotiate a lease agreement with respect to the office space utilized by Allen Healthcare in Queens. The proposal contemplated a closing 120 days after execution of a written agreement for sale subject to and conditioned upon a due diligence review by Premier for an indeterminate period and appropriate financing to be obtained by Premier. The special committee met on January 15, 2007, and recommended to the NHHC board that in view of the fact that the proposal provided for an indeterminate period to complete Premier’s diligence review and that the proposal lacked a financing commitment (or any terms related to the contemplated financing), the proposal was not reasonably likely to lead to a superior proposal within the meaning of the merger agreement. The board of directors thereupon rejected the proposal. On January 18, 2007, the chairman of the special committee received a revised proposal from Premier indicating that it was prepared to waive the condition related to financing and proposed to meet with the special committee to demonstrate its ability to finance the transaction. On January 25, 2007, after discussions with counsel for the special committee as to the appropriate procedure for an offer, Premier withdrew the revised proposal, without prejudice, reserving the right to resubmit a subsequent proposal.

        At a meeting held on January 30, 2007, the special committee determined to retain the Delaware law firm of Richards, Layton & Finger, P.A. to serve as its litigation counsel and to provide advice to the special committee as to matters of Delaware law.

        On February 9, 2007, the chairman of the special committee of NHHC received another proposal from Premier offering to acquire all of the outstanding shares of NHHC for $12.00 per share in cash. The proposal was accompanied by a draft share purchase agreement which, among other things, provided for a break-up fee of $2,300,000 plus up to $1,250,000 for expenses and a commitment letter with respect to financing. The commitment letter was subject to an open-ended due diligence condition. The proposal contained a $7.9 million adjusted EBITDA threshold and contemplated that NHHC’s existing employment agreements with Steven Fialkow and Robert P. Heller would remain in place. The special committee of NHHC met on February 12, 2007 and recommended to the NHHC board that the proposal would reasonably be expected to lead to a superior proposal within the meaning of the merger agreement.

The board of directors accepted the recommendation of the special committee. NHHC subsequently entered into a confidentiality agreement with Premier and furnished Premier and Premier’s financing source with due diligence information. Since a share purchase agreement could not without unanimous stockholder approval afford Premier all of the stock of NHHC and since Premier did not provide NHHC with a revised agreement curing this defect or provide NHHC with a revised commitment letter without a due diligence condition, the special committee met on February 16, 2007 and recommended to the NHHC board that the proposal had not led to a superior proposal within the time period contemplated by the merger agreement, and that the proposal therefore had to be rejected pursuant to the merger agreement with AG Home Health. The NHHC board accepted the recommendation of the special committee.

        On February 17, 2007, Premier delivered a revised proposal to acquire NHHC by merger (as opposed to the share purchase contemplated by its prior proposal), paying each stockholder $12.00 per share, reducing the adjusted EBITDA threshold to $7.7 million and reducing the break-up fee to $2,000,000 plus up to $1,000,000 for expenses. The proposal remained subject to a financing condition which in turn was subject to a due diligence condition. The special committee met on February 18, 2007 and recommended to the NHHC board that the revised proposal would reasonably be expected to lead to a superior proposal within the meaning of the merger agreement. The NHHC board accepted the recommendation of the special committee. After being advised of the revised proposal, counsel for AG Home Health sent counsel for NHHC a letter expressing its view that NHHC’s continued discussions with Premier constituted a violation of the merger agreement. Counsel for NHHC replied strongly disagreeing with this position. On February 22, 2007 Premier delivered a draft agreement and plan of merger to NHHC consistent with the February 17, 2007 revised proposal. The draft agreement afforded Premier a year to consummate the transaction, did not propose to reimburse NHHC for the break-up fee it would be required to pay AG Home Health under the merger agreement and provided for the right of Premier not to close if the holders of more than 7.5% of the outstanding stock sought appraisal rights. No new financing commitment letter removing the due diligence condition was delivered. Counsel to the parties negotiated certain provisions of the draft Premier agreement. Premier advised it would be willing to put up a good faith deposit of $500,000 which could be used, under certain circumstances, to reimburse NHHC for the break-up fee payable to AG Home Health if the Premier proposal were accepted, increase the appraisal right condition from 7.5% to 8.5%, reduce Premier’s break-up fee to $2,400,000 including expenses and explore ways of accelerating the closing to more closely approximate the time frame under the merger agreement with AG Home Health. However, the Premier agreement remained subject to a financing condition, and the financing commitment letter previously delivered, which was subject to a due diligence condition, remained in place. On February 26, 2007 the NHHC special committee concluded that without regard to any other issues, in view of the continued inclusion of the due diligence condition in the financing commitment letter, the Premier agreement had not led to a superior proposal within the time period contemplated by the merger agreement and therefore had to be rejected pursuant to the merger agreement with AG Home Health. The NHHC board accepted the recommendation of the special committee.

        On February 18, 2007 the special committee recommended that a letter received by NHHC from Scott Macon Ltd., which letter stated that Scott Macon Ltd. had been retained by an investment group interested in exploring the possibility of making an investment in NHHC or acquiring some or all of its assets or stock, did not provide NHHC with enough information to enable the special committee to determine that it would reasonably be expected to lead to a superior proposal and therefore had to be rejected. The NHHC board accepted the recommendation of the special committee.

        In late March 2007, counsel to the special committee and counsel to AG Home Health engaged in discussions concerning certain provisions of the merger agreement. Counsel to the special committee requested, and on March 29, 2007 AG Home Health furnished to counsel for the special committee, a proposed amendment to the merger agreement which would eliminate the requirement to reimburse the expenses of AG Home Health and Acquisition Corp. upon the termination of the merger agreement in connection with a superior proposal (but not in the case of a termination as a result of an intentional breach by NHHC) and would increase the number of days after a prospective buyer makes an acquisition proposal from five business days to ten business days before NHHC is required to determine whether or not the proposed transaction constitutes a superior proposal. On March 30, 2007 the special committee met, reviewed the terms of the proposed amendment, and recommended acceptance of the proposed amendment to the full board of directors. Thereafter, the NHHC board met, considered the terms of the proposed amendment and the unanimous recommendation of the special committee, and determined to accept the recommendation of the special committee, authorize the execution and delivery of Amendment No. 1 to the merger agreement and determined that the proposed amendment was advisable and in the best interests of the stockholders of NHHC. On April 2, 2007, Amendment No.1 to the merger agreement reflecting these changes was executed and is attached hereto as Appendix M.

        On April 18, 2007 Premier delivered a new draft agreement and plan of merger to NHHC. The draft agreement affords Premier one year to consummate the transaction and provides for the right of Premier not to close if the holders of more than 8.5% of the outstanding stock seek appraisal rights. The Premier agreement also provides for a good faith deposit of $500,000.00 which could be used, under certain circumstances, to partially reimburse NHHC for the break-up fee payable to AG Home Health if the Premier proposal were accepted and provides for a break-up fee to Premier of $2,000,000 if a superior proposal were to be accepted by NHHC after it signed an agreement with Premier. The proposal is subject to a financing condition and due diligence. The proposal was accompanied by a financing commitment which is subject to confirmatory due diligence and certain other conditions and expires on August 2, 2007. The source of the financing is different than the source of the financing in Premier’s original proposal. On April 18, 2007 the NHHC special committee met and recommended to the NHHC board that the new proposal would reasonably be expected to lead to a superior proposal within the meaning of the merger agreement. The NHHC board accepted the recommendation of the special committee. Premier and its financing source have commenced due diligence. AG Home Health has the right to terminate the agreement and plan of merger if the NHHC board fails to recommend against the Premier proposal by the close of business on May 2, 2007.

REASONS FOR THE MERGER; RECOMMENDATION BY THE NHHC BOARD OF DIRECTORS

Special Committee

        The special committee, acting with the advice and assistance of its own legal and financial advisors, evaluated the merger proposal, including the terms and conditions of the merger agreement. The special committee unanimously determined that the merger is advisable, and fair to, and in the best interests of NHHC and its unaffiliated stockholders and that it is advisable, fair to, and in the best interests of NHHC and its stockholders to enter into the merger agreement and the related merger.

        In evaluating the fairness and advisability of the merger agreement and the related merger, the special committee considered a number of factors, including, without limitation, the factors mentioned in the section entitled “Background of the Merger” above, and the following:

•	the challenges that NHHC faces in continuing as a publicly owned company;

•	the ongoing evaluation by the board of directors of NHHC's strategic plan, as well as the execution risks related to achieving that plan, compared to the risks and benefits of the merger;

•	the special committee's good faith belief that the merger was more favorable to NHHC's unaffiliated stockholders than any other alternative reasonably available to NHHC and its unaffiliated stockholders because of the uncertain returns to such stockholders in light of NHHC's business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, the nature of the healthcare services industry and regulatory environment on which NHHC's business and growth largely depends, and general industry, economic, and market conditions, both on an historical and on a prospective basis;

•	the special committee's belief that the merger consideration exceeded the potential long term future value to NHHC's unaffiliated stockholders that might result from other alternatives available to NHHC, including, among other things, the alternatives of remaining as a stand-alone, independent company, or a leveraged buyout or other similar transaction, taking into account the risks and uncertainties associated with those alternatives;

•	the extensive efforts made by NHHC and its advisors to negotiate and execute a merger agreement favorable to NHHC;

•	the financial and other terms and conditions of the merger agreement, as reviewed by the special committee, and the fact that such terms and conditions were the product of extensive arm's-length negotiations between the parties;

•	the fact that the merger consideration is all cash, which will allow NHHC's stockholders (except Frederick H. Fialkow) to immediately realize a fair value for their investment and will provide such stockholders certainty of value for their shares of common stock;

•	the fact that NHHC is permitted to terminate the merger agreement, prior to the adoption of the merger agreement by NHHC’s stockholders, in order to approve or recommend an alternative transaction proposed by a third party that is a superior proposal upon the payment to Acquisition Corp. and AG Home Health of a break up fee of $2,300,000 plus the lesser of the aggregate amount of AG Home Health’s and Acquisition Corp.‘s expenses and $1,250,000, (which expense reimbursement obligation was subsequently eliminated in Amendment No. 1 to the merger agreement except in the case of an intentional breach by NHHC) which amount was viewed by the special committee as reasonable in light of the benefits of the merger to NHHC’s unaffiliated stockholders, and customary practice in similar precedent transactions;

•	the fact that Acquisition Corp. and AG Home Health have received a written financing commitment from GMAC/Residential Funding to consummate the merger; and

•	the financial analysis reviewed by the special committee and the discussions between the special committee and representatives of Houlihan Lokey as well as the oral and written opinion of Houlihan Lokey to the effect that, as of November 28, 2006, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the consideration to be received by NHHC's unaffiliated stockholders was fair to NHHC's unaffiliated stockholders from a financial point of view. See "Special Factors - Opinion of the Houlihan Lokey" and Appendix B to this proxy statement).

        The special committee also considered potential detriments involved in the merger, including the following:

•	the fact that an all cash transaction would be taxable to NHHC's stockholders for U.S. federal income tax purposes (See "Special Factors - Certain U.S. Federal Income Tax Consequences");

•	the fact that NHHC's unaffiliated stockholders will not participate in any future earnings or growth of NHHC and will not benefit from any appreciation in value of NHHC;

•	the restrictions contained in the merger agreement on the conduct of NHHC's business prior to the completion of the merger, including requiring NHHC to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent NHHC from undertaking business opportunities that may arise pending completion of the merger;

•	the restriction contained in the merger agreement on NHHC's ability to actively solicit alternative proposals to acquire NHHC;

•	the interests of certain of NHHC's executive officers and directors in the merger - See "Special Factors -Interests of NHHC Directors and Officers in the Merger");

•	the fact that, under the merger agreement, in certain circumstances NHHC is required to pay a break up fee and to reimburse certain fees and expenses, (which provision was subsequently amended to omit payment of expenses in certain circumstances), which may discourage a third party from making a competitive alternative proposal to acquire NHHC; and

•	the conditions to closing, including that adjusted EBITDA of NHHC be at least equal to $7,900,000.

The NHHC Board of Directors

        On November 28, 2006, the special committee unanimously recommended to the full board of directors that the board of directors approve and authorize the merger agreement and the transactions contemplated thereby. Immediately after the special committee recommendation, the board of directors: (i) approved the merger agreement and the proposed merger; (ii) determined that the merger agreement and the proposed merger are advisable, fair to and in the best interests of NHHC’s unaffiliated stockholders; and (iii)  recommended that the NHHC’s stockholders vote for the adoption of the merger agreement. See “—Background of the Merger” for additional information on the recommendation of our board.

        The NHHC board of directors believes that the merger agreement and the merger are fair to the NHHC’s unaffiliated stockholders. In reaching these conclusions, the board of directors considered the unanimous recommendation and analysis of the special committee, as described above and adopted the analyses and reasons of the special committee in reaching its determinations with respect to the merger agreement, the proposed merger and its recommendations to NHHC’s stockholders.

        In light of the factors set forth above, and the fact that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type, the NHHC board of directors did not consider it necessary to retain an unaffiliated representative (other than the special committee and the persons retained by it) to act solely on behalf of NHHC’s unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the proposed merger.

        The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by the board of directors. In view of the wide variety of factors considered by the board in evaluating the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its determination. Rather, the board of directors made its judgment based on the total mix of information available to it of the overall effect of the merger on NHHC’s unaffiliated stockholders compared to any alternative transaction or remaining an independent company. Furthermore, individual members of the board of directors may have given different weight to different factors.

        Based on the factors outlined above, the board of directors determined that the merger agreement and the proposed merger are advisable to, fair to, and in the best interests of, NHHC’s unaffiliated stockholders.

        The NHHC Board of Directors recommends that you vote “FOR” adoption of the merger agreement.

OPINION OF HOULIHAN LOKEY

        On November 28, 2006, Houlihan Lokey rendered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of November 28, 2006, the consideration to be received by the holders of NHHC’s common stock in the merger other than the affiliated stockholders was fair to the holders of such common stock other than the affiliated stockholders from a financial point of view. For purposes of Houlihan Lokey’s analyses and opinion, affiliated stockholders means, collectively, Frederick H. Fialkow, Bernard Levine, Steven Fialkow, Robert P. Heller and the other members of NHHC’s board of directors, and all affiliates, family members and affiliated or associated family trusts of such persons.

        Houlihan Lokey’s opinion was directed to the special committee and only addressed the fairness from a financial point of view of the consideration to be received by NHHC’s unaffiliated stockholders in the merger and not any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion which is attached as Appendix B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. NHHC encourages you to carefully read the full text of the Houlihan Lokey opinion. However, neither the Houlihan Lokey opinion nor the summary of the Houlihan Lokey opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how stockholders should act or vote with respect to the proposed merger. See “Special Factors – Opinion of Houlihan Lokey.”

        In arriving at its opinion, Houlihan Lokey among other things:

•	reviewed NHHC's annual reports on Form 10-K for the fiscal years ended July 31, 2004 through 2006, the last of which NHHC's management identified as containing the most current financial statements available;

•	reviewed forecasts and projections prepared by NHHC's management with respect to NHHC for the years ended July 2007 through 2011;

•	spoke with certain members of NHHC's management regarding the operations, financial condition, future prospects and projected operations and performance of NHHC and regarding the merger, and spoke with representatives of Troutman Sanders regarding NHHC, the merger and related matters;

•	reviewed the following documents related to the merger:

•	letters from Angelo, Gordon & Co., an affiliate of AG Home Health, dated March 20, 2006, July 21, 2006 and September 27, 2006 with respect to proposals to acquire NHHC;

•	a draft of the merger agreement dated November 26, 2006;

•	a draft of the voting agreement to be entered into by Frederick H. Fialkow and Bernard Levine with AG Home Health and Acquisition Corp. dated November 10, 2006;

•	a draft of the contribution agreement dated November 13, 2006; and

•	a draft of the form of subordinated note provided to Houlihan Lokey on November 13, 2006.

•	reviewed the historical market prices and trading volume for NHHC's publicly traded securities for the past three years and those of certain publicly traded companies which Houlihan Lokey deemed relevant;

•	reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that Houlihan Lokey deemed relevant; and

•	conducted such other financial studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

        Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of NHHC advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial forecasts and projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of NHHC’s management as to the future financial results and condition of NHHC, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of NHHC since the date of the most recent financial statements provided to Houlihan Lokey, and that there were no information or facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which NHHC was a party (other than the merger). Houlihan Lokey assumed without independent verification that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of NHHC since the date of the most recent financial statements provided to Houlihan Lokey and there was no other information that would have made any information reviewed Houlihan Lokey incomplete or misleading.

        Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements reviewed by Houlihan Lokey listed above and all other related documents and instruments referred to therein were true and correct, (b) each party to all such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Houlihan Lokey also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed that would result in the disposition of any material portion of the assets of NHHC, or otherwise have an adverse effect on NHHC or any expected benefits of the merger. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the draft documents identified above would not differ in any material respect from such draft documents.

        Furthermore, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of NHHC or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey expressed no opinion regarding the liquidation value of any entity. Furthermore, Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which NHHC was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which NHHC was or may be a party or was or may be subject.

        Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the special committee, NHHC’s board of directors or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of the opinion.

        Houlihan Lokey’s opinion was furnished for the use and benefit of the special committee in connection with its consideration of the merger and was not intended to, and does not, confer any rights or remedies upon any other person, and was not intended to be used, and may not be used, for any other purpose, without Houlihan Lokey’s express, prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should act or vote with respect to the merger.

        Houlihan Lokey was only requested to opine as to, and Houlihan Lokey’s opinion only addressed, the fairness from a financial point of view of the consideration to be received by the holders of NHHC’s common stock in the merger other than the affiliated stockholders, and Houlihan Lokey was not requested to opine as to, and Houlihan Lokey’s opinion does not address: (i) the underlying business decision of the special committee, NHHC, any security holders of NHHC or any other party to proceed with or effect the merger, (ii) the fairness of any portion or aspect of the merger not expressly addressed in Houlihan Lokey’s opinion, (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of NHHC, or any other party other than those set forth in Houlihan Lokey’s opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for NHHC or any other party or the effect of any other transaction in which NHHC or any other party might engage, (v) the tax or legal consequences of the merger to either NHHC, its security holders, or any other party, (vi) the fairness of any portion or aspect of the merger to any one class or group of NHHC’s or any other party’s security holders vis-à-vis any other class or group of NHHC’s or such other party’s security holders, (vii) whether or not NHHC, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, (viii) any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including any employment, consulting, voting, contribution or similar agreements or (ix) the solvency, creditworthiness or fair value of NHHC or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with NHHC’s consent, on advice of the outside counsel and the independent accountants to NHHC and the special committee, and on the assumptions of the management of NHHC as to all legal, regulatory, accounting, insurance and tax matters with respect to NHHC and the merger.

        In preparing its opinion to the special committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses is not a complete description of the analyses underlying Houlihan Lokey’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

        In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to NHHC or the proposed merger. The implied reference range values indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

        Houlihan Lokey’s opinion and analyses were provided to the special committee in connection with its consideration of the proposed merger and were only one of many factors considered by the special committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the special committee, NHHC’s board of directors or management with respect to the merger.

        The following is a summary of the material valuation analyses prepared in connection with Houlihan Lokey’s opinions rendered on November 14, 2006 and November 28, 2006 and discussed with the special committee at its meeting on November 14, 2006 and November 28, 2006. During the meeting of the special committee on November 28, 2006, Houlihan Lokey noted that certain information, including, among other things stock prices, relied upon or otherwise contained in the analyses summarized below had changed during the intervening period but had not materially affected the implied valuation reference ranges indicated by the analyses discussed with the special committee on November 14, 2006. Houlihan Lokey’s opinion rendered to the special committee on November 14, 2006 was subject to substantially the same assumptions, qualifications and limitations as set forth in its opinion rendered to the special committee on November 28, 2006 except that the November 14, 2006 opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information and drafts of documents and agreements made available to Houlihan Lokey as of, that date.

        For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

•	Enterprise Value - generally the value as of a specified date of the relevant company's outstanding equity securities (taking into account any convertible securities) plus its outstanding indebtedness, preferred stock and capital lease obligations (if any) less the amount of cash on its balance sheet.

•	EBITDA - generally the amount of earnings before interest, taxes, depreciation, and amortization for a specified time period.

•	EBIT - generally the amount of earnings before interest and taxes for a specified time period.

        Unless the context indicates otherwise, enterprise and per share equity values used in the selected companies analysis described below were calculated using the closing price of NHHC’s common stock and the common stock of the selected health care companies listed below as of November 9, 2006 and the enterprise values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of 2006 (for the fiscal year ending July 2007) and 2007 (for the fiscal year ending July 2008) EBITDA, EBIT and Revenue for NHHC were based on estimates provided by NHHC’s management. Estimates of 2006 and 2007 EBITDA for the selected health care companies listed below were based on publicly available research analyst estimates for those health care companies.

        Selected Companies Analysis. Houlihan Lokey calculated enterprise value multiples of certain financial data for NHHC and selected health care companies.

        The calculated multiples included:

•	Enterprise value as a multiple of latest twelve months or LTM Revenue;

•	Enterprise value as a multiple of estimated 2006 Revenue;

•	Enterprise value as a multiple of estimated 2007 Revenue;

•	Enterprise value as a multiple of LTM EBITDA;

•	Enterprise value as a multiple of estimated 2006 EBITDA;

•	Enterprise value as a multiple of estimated 2007 EBITDA;

•	Enterprise value as a multiple of LTM EBIT;

•	Enterprise value as a multiple of estimated 2006 EBIT; and

•	Enterprise value as a multiple of estimated 2007 EBIT.

        The selected health care companies were:

•	Amedisys Inc.

•	Gentiva Health Services Inc.

•	LHC Group Inc.

•	Pediatric Services of America Inc.

        The selected company’s analysis indicated the following:

Multiple Description Enterprise Value as Va Multiple of:	Low	High	Mean	Median
LTM Revenue	0.22x	2.34x	1.42x	1.09x
2006E Revenue	0.26x	1.84x	1.18x	0.94x
2007E Revenue	0.55x	1.10x	0.99x	0.82x
LTM EBITDA	10.3x	16.7x	13.1x	12.8x
2006E EBITDA	8.2x	13.4x	10.5x	10.2x
2007E EBITDA	6.8x	7.1x	6.9x	6.9x
LTM EBIT	11.9x	18.1x	15.8x	17.4x
2006E EBIT	9.6x	12.7x	10.9x	10.3x
2007E EBIT	8.0x	8.3x	8.1x	8.1x

        In performing its analysis, Houlihan Lokey took into account NHHC’s historical trading multiples, prospects and business mix relative to the selected health care companies based on discussions with our management and, to the extent available and relevant, a review of publicly available research analyst estimates and reports and other information regarding the selected health care companies.

Houlihan Lokey applied multiple ranges based on the selected company’s analysis to corresponding financial data for NHHC, including estimates with respect to NHHC’s future financial performance provided by NHHC’s management. The selected company’s analysis indicated an implied reference range value per share of common stock of $10.71 to $11.63, as compared to the consideration of either $11.35 or $11.50 per share of common stock in the merger.

        Selected Transactions Analysis. To the extent information was publicly available, Houlihan Lokey calculated enterprise value multiples of certain financial data based on the purchase prices paid in approximately 72 selected transactions involving health care companies.

        The calculated multiples included:

•	Enterprise value as a multiple of LTM Revenue;

•	Enterprise value as a multiple of LTM EBITDA; and

        The selected transactions analysis indicated the following:

Multiple Description	Low	High	Mean	Median
Enterprise Value as a Multiple of:
LTM Revenue	0.15x	1.56x	0.75x	0.76x
LTM EBITDA	5.7x	10.1x	8.3x	9.1x

        In performing its analysis, Houlihan Lokey took into account NHHC’s historical profitability, prospects and business mix relative to the target companies in the selected transactions based on discussions with NHHC’s management and, to the extent available and relevant, a review of publicly available research analyst estimates and reports and other information regarding the target companies, and their respective acquirors, in the selected transactions. Houlihan Lokey applied multiples based on the selected transactions analysis to corresponding financial data for NHHC. The selected transactions analysis indicated an implied reference range value per share of common stock of $10.59 to $11.33, as compared to the consideration of either $11.35 or $11.50 per share of common stock in the merger.

        Discounted Cash Flow Analysis. Houlihan Lokey also calculated the net present value of NHHC’s unleveraged after-tax debt-free cash flows based on estimates with respect to NHHC’s future financial performance prepared and provided by NHHC’s management. In performing this analysis, Houlihan Lokey used discount rates ranging from 12.0% to 14.0% based on NHHC’s estimated weighted average cost of capital and terminal value multiples ranging from 5.5x to 7.5x terminal year EBITDA. The discounted cash flow analysis indicated an implied reference range value per share of common stock of $10.04 to $11.04, as compared to the consideration of either $11.35 or $11.50 per share of common stock in the merger. The projections provided by NHHC’s management are set forth on page 48.

        Other Matters

        Houlihan Lokey was engaged by the special committee and NHHC to provide an opinion to the special committee regarding the fairness from a financial point of view to the holders of common stock other than the affiliated stockholders of the consideration to be received by the holders of common stock other than the affiliated stockholders in a potential merger. The special committee and NHHC engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructuring, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Pursuant to the engagement letter, NHHC is obligated to pay Houlihan Lokey $305,000 for its services, no portion of which is contingent upon the successful completion of the merger. In addition, NHHC has agreed to reimburse certain of Houlihan Lokey’s expenses and to indemnify Houlihan Lokey and its affiliates for certain liabilities, including liabilities under the federal securities laws that may arise in connection with Houlihan Lokey’s engagement.

        In the ordinary course of business, certain of Houlihan Lokey’s affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of NHHC and any other party that may be involved in the merger. Houlihan Lokey, or its affiliates, have provided certain financial advisory and investment banking services for Angelo Gordon & Co. and its affiliates unrelated to the merger and have received fees for rendering such services, and may continue to do so in the future. In that regard, Houlihan Lokey has not received any fees for financial advice or services from Angelo Gordon within the past two years.

RISKS THAT THE MERGER WILL NOT BE COMPLETED

        Completion of the proposed merger is subject to certain risks, including but not limited to the risk that: (1) the merger agreement will not be adopted by the holders of a majority of the outstanding shares of common stock entitled to vote thereon; (2) the holders of more than 7.5% of the outstanding shares of common stock entitled to vote thereon exercise their appraisal rights and AG Home Health exercises its right not to proceed with the merger; (3) the parties will not have performed, in all material respects, their obligations contained in the merger agreement prior to the effective time of the merger; (4) NHHC will not obtain requisite regulatory approvals; (5) the adjusted EBITDA of NHHC for the EBITDA Period will be less than $7,900,000; (6) GMAC/Residential Funding will not have provided debt financing as result of the conditions of such financing not having been satisfied (including, but not limited to, the funding of all equity contributions by Angelo Gordon and the other equity contributors); (7) an event has occurred which has had or could reasonably be expected to have a material adverse effect on NHHC; (8) all conditions to the closing will not be satisfied by September 1, 2007 at which time the merger agreement may be terminated by any party and the GMAC/Residential Funding commitment letter will expire; and/or (9) an injunction restraining or prohibiting the merger is issued.

Under the merger agreement, it is a condition to the obligation of AG Home Health to consummate the merger (which condition may be waived by AG Home Health) that holders of no more than 7.5% of the outstanding common stock have exercised their appraisal rights. On December 19, 2006, Lawndale Capital Corp., which claims to beneficially own 7% of the outstanding NHHC common stock, notified the board of directors of NHHC that it is likely to vote against the merger agreement and the proposed merger and seek appraisal rights. Lawndale has reiterated this position in subsequent correspondence to the board of directors of NHHC. In a Schedule 13D filed on January 10, 2007, Salvatore Alternative, who claims to beneficially own 8.5% of the outstanding NHHC common stock, stated that he presently intends to vote against the merger and reserves the right to exercise appraisal rights. Each such stockholder expressed the view that the price offered was too low and otherwise objected to the merger. If both stockholders or Mr. Alternative alone seek appraisal rights, AG Home Health will have the right not to consummate the merger. Prior to closing AG Home Health will make the determination of whether to waive the condition that holders of no more than 7.5% of the outstanding stock have exercised their appraisal rights. See “The Merger Agreement—Dissenting Shares” on page 52 and “The Merger Agreement—Conditions to Closing” beginning on page 55.

Under the merger agreement, it is a condition to the obligation of AG Home Health to consummate the merger that the adjusted EBITDA of NHHC for the EBITDA period will not be less than

$7,900,000. The method of calculating adjustments to EBITDA is described in Appendices K and L attached to this proxy statement. The management of NHHC currently believes that the adjusted EBITDA of NHHC for the EBITDA period will not be less than $8,150,000. However, this belief is based on an assumption that no adverse changes to NHHC’s business or operations will occur. No assurance thereof can be given or should be deemed to be given. Reference is made to NHHC’s Annual Report on Form 10-K for the fiscal year ended July 31, 2006 filed with the SEC for a detailed discussion of risk factors that could affect NHHC’s business or operations.

Under the merger agreement, it is a condition to the obligations of AG Home Health to consummate the merger that it receives approval to do so from the New York State Department of Health. AG Home Health has advised NHHC that it anticipates receiving such approval in July 2007. If such approval is not obtained prior to September 1, 2007, either party has the right to terminate the merger agreement. In addition, the financing commitment letter of GMAC/Residential Funding will expire on September 1, 2007. If the merger is not consummated by September 1, 2007, the parties would have to mutually agree to extend the term of the merger agreement and GMAC/Residential Funding would have to agree to extend the term of its financing commitment letter. No assurance can be given or should be deemed to be given that approval from the New York State Department of Health will be timely obtained, or, if it is not, that GMAC/Residential Funding will extend its financing commitment letter.

Under the merger agreement, it is a condition to the obligation of both parties to consummate the merger that there not be an injunction in effect prohibiting its consummation. On April 23, 2007 a hearing is scheduled to be held in the Court of Chancery of the State of Delaware on the motion for a preliminary injunction brought by Helaba Invest Kapitalanlagegesellschaft mbH. Although NHHC and the other defendants intend to vigorously oppose such motion, no assurance can be given or should be deemed to be give that such preliminary injunction will not be granted or, if granted, stayed or set aside on appeal.

        There can be no assurance that the proposed merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if NHHC’s stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, the current management team, under the direction of the board of directors, will continue to operate NHHC as an ongoing business. If the merger is not completed, depending on the circumstances, NHHC may be required to pay Acquisition Corp. and AG Home Health a break up fee and reimbursements for certain fees and expenses. See “The Merger Agreement—No Solicitation” on page 55.

CONDUCT OF THE BUSINESS OF NHHC IF THE MERGER IS NOT COMPLETED

        If the merger is not completed, the board of directors of NHHC expects to continue to operate the business of NHHC substantially as presently operated. The board of directors would reassess the strategic alternatives available to NHHC to enhance stockholder value, including, among others, the possibility of a sale of NHHC and alternatives that would keep NHHC independent and publicly owned. In determining which strategic alternative is in the best interests of NHHC and NHHC stockholders, the board of directors would consider, among other things, NHHC’s obligation to pay the break up fee to AG Home Health and Acquisition Corp. in connection with certain acquisition alternatives. See “The Merger Agreement—No Solicitation” on page 55.

INTERESTS OF NHHC DIRECTORS AND OFFICERS IN THE MERGER

        When considering the recommendation of the board of directors you should be aware that certain of NHHC’s directors and executive officers may have, interests in the merger that are different from, or are in addition to, the interests of NHHC’s unaffiliated stockholders. The special committee and the board of directors were aware of these different or additional interests and considered such interests along with other matters in approving the proposed merger agreement and the related merger. These interests are described below and in the section of the proxy statement entitled “Security Ownership of Management and Certain Beneficial Owners.”

        Stock Options

        NHHC’s directors and officers have received periodic grants of NHHC options to acquire shares of common stock as part of NHHC’s incentive compensation program. Pursuant to the merger agreement, all outstanding NHHC stock options, including options held by NHHC’s directors and officers, whether or not exercisable at the effective time of the merger and regardless of the exercise price of such stock options, will vest in full immediately prior to the completion of the merger and will be cancelled upon the completion of the merger, in exchange for a single lump sum cash payment, which will be paid within five business days following completion of the merger, equal to the product of (i) the total number of shares of common stock otherwise issuable upon exercise of such option and (ii) the amount, if any, by which the merger consideration per share of common stock exceeds the applicable exercise price per share of common stock otherwise issuable upon exercise of such option.

        The following table sets forth the number of NHHC options held by directors and executive officers of NHHC which would be canceled in exchange for a cash payment or for no consideration on completion of the merger.

Name	Number of Options	Amount Payable in Respect of Options

Frederick H. Fialkow	57,750	--

Bernard Levine, M.D	10,762	$43,190.93

Steven Fialkow	102,671	609,167.03

Ira Greifer, M.D	10,762	43,190.90

Robert C. Pordy, M.D	5,250	--

Robert P. Heller	44,088	251,834.47

Contribution Agreement

        Frederick H. Fialkow has entered into a contribution agreement as of November 28, 2006 with NHHC, Acquisition Corp. and AG Home Health, pursuant to which shares representing $8,000,000 of common stock (valued at the merger consideration) will be redeemed by NHHC from Mr. Fialkow, immediately prior to the merger, in exchange for the subordinated note in the amount of $8,000,000, which note is payable on the sixty-sixth month after the completion of the merger and bears interest at 8% per annum payable quarterly in arrears. The contribution agreement and the subordinated note are attached to this proxy statement as Appendices E and I, respectively.

Employment Agreements

        Steven Fialkow has entered into an employment agreement dated as of November 28, 2006 with NHHC (referred to herein as the Fialkow employment agreement) pursuant to which Mr. Fialkow will be employed by the surviving corporation as President, Chief Executive Officer and Secretary upon the completion of the merger. The Fialkow employment agreement is subject to the consummation of the merger and has a five year term commencing on the date of such merger. The Fialkow employment agreement contains substantially the same terms as his existing employment agreement, except that the Fialkow employment agreement will expire approximately 2 years after Mr. Fialkow’s existing agreement would expire, his annual bonus will be calculated based on annually increasing adjusted EBITDA targets rather than as a percentage of operating profits, he will receive an interest in AG Home Health equal to a specified percentage (not to exceed an aggregate of 6.5%) of the future profits of the surviving corporation (after a preferred return on the invested capital of the acquirors) and by continuing his employment with NHHC he will not receive the $1,553,797 payable to him under the change of control provisions of this existing employment agreement. Mr. Fialkow will receive for his services base compensation of $525,000 per annum, adjusted annually by a CPI Increase (as defined in the Fialkow employment agreement); an annual bonus, subject to the surviving corporation meeting certain EBITDA performance goals described below; an interest in AG Home Health of up to 6.5% of the future profits of the surviving corporation, subject to various conditions described below; and certain other employee benefits. For the twelve month period commencing on the first day of the calendar quarter in which the effective date of the merger occurs (referred to herein as the base year), Mr. Fialkow will be entitled to a bonus of four percent (4%) of the amount by which the adjusted EBITDA of NHHC exceeds (i) (x) $8,176,500, if the adjusted EBITDA of NHHC for the EBITDA Period (as defined in the merger agreement) is equal to or greater than $7,900,000 but less than $8,150,000, or (y) $8,435,200, if the adjusted EBITDA of NHHC for the EBITDA Period is equal to or greater then $8,150,000 in the base year (the adjusted EBITDA of NHHC for the base year being referred to as the base year amount). In subsequent years Mr. Fialkow will receive a bonus if the EBITDA of NHHC for such year exceeds the base year amount plus a compound annual growth rate of 3.5% for each subsequent twelve month period during the term of his employment by NHHC. The profits interest provided for in the Fialkow employment agreement vests 2/15ths on the effective date of the merger and 1/15th per year over each of the five subsequent anniversaries of the effective date of the merger. The balance vests in increments upon Angelo Gordon or any of its affiliates and Eureka or any of its affiliates achieving returns of 3 times, 3.75 times and 4.5 times their contributed capital (as defined in the Fialkow employment agreement). In the event that Mr. Fialkow’s employment is terminated for non-performance (as defined in the Fialkow employment agreement), he shall receive only the profits interest that has vested at the time of the termination. The Fialkow employment agreement will terminate five years from the completion of the merger unless terminated earlier for, among other things, non-performance. In the Fialkow employment agreement, Mr. Fialkow has agreed that $1,553,797 which would have been payable under his existing contract upon a Change in Control (as defined in his existing employment agreement) had he left NHHC for any reason will not be payable unless he is terminated under certain prescribed circumstances or a Change of Control (as defined in the Fialkow employment agreement) occurs. The Fialkow employment agreement is attached to this proxy statement as Appendix F. This description of the Fialkow employment agreement is qualified in its entirety by reference to the attached Fialkow employment agreement.

        Robert P. Heller has entered into an employment agreement dated as of November 28, 2006 with NHHC (referred to herein as the Heller employment agreement) pursuant to which Mr. Heller will be employed by the surviving corporation as Executive Vice President of Finance, Chief Financial Officer and Treasurer upon the completion of the merger. The Heller employment agreement is subject to the consummation of the merger and has a five year term commencing on the date of such merger. The Heller employment agreement contains substantially the same terms as his existing employment agreement, except that the Heller employment agreement will expire approximately 2 years after Mr. Heller’s existing agreement would expire, his annual bonus will be calculated based on annually increasing adjusted EBITDA targets rather than as a percentage of operating profits, he will receive an interest in AG Home Health equal to a specified percentage (not to exceed an aggregate of 3.0%) of the future profits of the surviving corporation (after a preferred return on the invested capital of the acquirors) and by continuing his employment with NHHC he will not receive the $739,396 payable to him under the change of control provisions of his existing employment agreement. Mr. Heller will receive for his services base compensation of $255,000 per annum, adjusted annually by a CPI Increase (as defined in the Heller employment agreement); an annual bonus, subject to the surviving corporation meeting certain EBITDA performance goals described below; an interest in AG Home Health of up to 3% of the future profits of the surviving corporation, subject to various conditions described below; and certain other employee benefits. For the base year, he will be entitled to a bonus of one percent (1%) of the amount by which the adjusted EBITDA of NHHC exceeds the base year amount. In subsequent years Mr. Heller will receive a bonus if the EBITDA of NHHC for such year exceeds the base year amount plus a compound annual growth rate of 3.5% for each subsequent twelve month period during the term of his employment by NHHC. The profits interest provided for in the Heller employment agreement vests 2/15ths on the effective date of the merger and 1/15th per year over each of the five subsequent anniversaries of the effective date of the merger. The balance vests in increments upon Angelo Gordon or any of its affiliates and Eureka or any of its affiliates achieving returns of 3 times, 3.75 times and 4.5 times their contributed capital (as defined in the Heller employment agreement). In the event that Mr. Heller’s employment is terminated for non-performance (as defined in the Heller employment agreement), he shall receive only the profits interest that has vested at the time of the termination. The Heller employment agreement will terminate five years from the effective time of the merger, unless terminated earlier for, among other things, non-performance. In the Heller employment agreement, Mr. Heller has agreed that $739,396 which would have been payable under his existing contract upon a Change in Control (as defined in his existing employment agreement) had he left the surviving corporation for any reason will not be payable unless he is terminated under certain prescribed circumstances or a Change of Control (as defined in the Heller employment agreement) occurs. The Heller employment agreement is attached to this proxy statement as Appendix G. This description of the Heller employment agreement is qualified in its entirety by reference to the attached Heller employment agreement.

Consulting Agreement

        Frederick H. Fialkow has entered into a Consulting Agreement, dated as of November 28, 2006 with NHHC (referred to herein as the consulting agreement), pursuant to which, as of the completion of the merger, Mr. Fialkow will provide certain consulting and other related services to NHHC in accordance with the terms and conditions contained therein. As compensation for his services, Mr. Fialkow shall receive, among other things, an annual consulting fee of $100,000 (payable in equal quarterly installments and subject to the surviving corporation meeting EBITDA performance conditions identical to those contained in the Fialkow employment agreement and the Heller employment agreement, certain employee benefits not to exceed $25,000 in any calendar year and certain other perquisites currently received by him. The consulting agreement is attached to this proxy statement as Appendix H. This description of the consulting agreement is qualified in its entirety by reference to the attached consulting agreement. Mr. Fialkow’s total compensation from NHHC for the fiscal year ended July 31,

2006 was $589,632. No assurance can be given that the EBITDA performance conditions contained in the consulting agreement will be attained.

Change of Control Payments

        By virtue of the merger, Frederick H. Fialkow will be entitled to receive $286,817 as a change of control payment under his existing employment agreement. Steven Fialkow and Robert P. Heller, who are entitled to receive $1,553,797 and $739,396, respectively, as change of control payments under their existing employment agreements if they leave NHHC for any reason following a change of control, have each agreed, in the Fialkow employment agreement and the Heller employment agreement, respectively, to defer such payments until a subsequent change of control, his death or disability, or the termination by him for good reason (as defined in his employment agreement) or by NHHC without special cause (as defined in his employment agreement).

Allen Lease Amendment

        Pursuant to the merger agreement, the completion of the merger is conditioned on, among other things, the amendment of the Allen lease. The following describes the material terms of the Allen lease. A complete copy of the Allen lease is attached to this proxy statement as Appendix J and is incorporated herein by reference. This description of the Allen lease is qualified in its entirety by reference to the attached Allen lease.

        At the request of Angelo Gordon and as a condition of the willingness of Acquisition Corp. and AG Home Health to enter into the merger agreement, Allen Health Care Services, Inc, a subsidiary of NHHC, agreed to amend its lease with 175-20 Hillside Avenue Associates, which is a company that is controlled by Frederick H. Fialkow (referred to herein as the Allen lease) at the effective date of the merger. The amendment of the Allen lease will, among other things, extend the term of the lease for an additional five years (with two additional five year renewal options) and during such five year period, the yearly rent will be subject to a 3% increase per year. The annual 3% increase in the yearly rent is less than the annual percentage increase of the existing lease.

Indemnification; Insurance

        Under the merger agreement, the surviving corporation has agreed for a period of five years following the date of the merger to maintain the current directors’ and officers’ liability insurance policies (or policies which are not materially less favorable to such officers and directors), provided that the surviving corporation will not be required to spend more than 200% of the amounts currently spent by NHHC to provide such insurance coverage. In addition, the surviving corporation has agreed to indemnify current and former directors and officers for certain specified losses and liabilities for a period of five years following the date of the merger.

REGULATORY REQUIREMENTS

        NHHC does not believe that any material federal or state regulatory approvals, filings or notices are required by NHHC in connection with the proposed merger other than (1) approval of the New York State Department of Health (2) approvals, filings or notices required under the federal and state securities laws or by The NASDAQ National Market and (3) the filing of the certificate of merger with the Secretary of State of the State of Delaware.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

General

        The following is a general discussion of certain U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of the common stock. We base this summary on the provisions of the Code, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

        This discussion assumes that you hold your shares of common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, United States expatriates, stockholders who hold shares of common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of common stock through the exercise of employee options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you, and no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. We urge you to consult your tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for common stock pursuant to the merger.

        The receipt of cash in the merger by U.S. holders of common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder's adjusted tax basis in such common stock.

        If the holding period in common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If you acquired different blocks of common stock at different times and different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of common stock that you own.

Dissenting Stockholders

        Although there is no authority directly on point, an unequivocal opinion with respect to the U.S. federal income tax consequence to a U.S. holder who perfects such holder’s appraisal rights cannot be given. It is possible that such holder will recognize capital gain or loss at the effective time of the merger (even though the appraised fair value of common stock will not yet have been judicially determined) in an amount equal to the difference between the “amount realized” and the adjusted tax basis of such U.S. holder’s common stock. For this purpose, the amount realized generally should equal the trading price of common stock at the effective time of the merger; the U.S. holder’s basis in its appraisal rights also will equal this amount. In addition, it is possible that (1) a portion of any amount ultimately received by a U.S. holder likely will be characterized as imputed interest that is includible in income in accordance with the U.S. holder’s method of accounting and (2) a U.S. holder also likely will recognize capital gain or loss in an amount equal to the difference between (A) such U.S. holder’s basis in its appraisal rights and (B) the amount received reduced by any amount characterized as interest income. Notwithstanding the foregoing, it is possible that U.S. holders will be subject to taxation under different rules than those described above, including rules that may require the recognition of gain or loss at the time of actual payment for such share or the inclusion of interest in income currently even though such interest has not yet been paid and/or the characterization of gain or loss on ultimate payment as ordinary interest income or in part or in whole as ordinary loss. Any U.S. holder who is considering exercising dissenters’ appraisal rights should consult with his or her tax advisor for a full understanding of the tax consequences of the exercise of such rights pursuant to the merger.” See “The Merger Agreement—Dissenting Shares” on page 52.

Information Reporting and Backup Withholding

        Under the Code, as a U.S. holder of common stock, you may be subject to information reporting on the cash received in the merger unless you are a corporation or other exempt recipient. Backup withholding also will apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

        Because individual circumstances may differ, each U.S. holder of common stock is urged to consult such U.S. holder’s tax advisor as to the particular tax consequences to such U.S. holder of the merger, including the application and effect of state, local, foreign and other tax laws.

RIGHTS OF APPRAISAL

        Pursuant to Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, if the merger is consummated and you do not wish to accept the merger consideration you may elect to have the fair value of your shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to you in cash, together with a fair rate of interest, if any, provided that you comply with the provisions of Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL. You should refer to the full text of Section 262, which is provided as Appendix C to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and to perfect in a timely manner appraisal rights.

        Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement shall constitute such notice to NHHC’s stockholders and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. If you wish to exercise your appraisal rights or to preserve your right to do so, you should review carefully the following discussion and Appendix C to this proxy statement because failure to comply timely and properly with the procedures specified in Section 262 will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, if you are considering exercising such rights we urge you to seek the advice of counsel.

        If you wish to exercise the right to demand appraisal under Section 262 of the DGCL, you must satisfy each of the following conditions:

•	You must deliver a written demand for appraisal of your shares to National Home Health Care Corp., 700 White Plains Road, Scarsdale, New York, 10583, Attention: Secretary before the vote on the merger agreement at the special meeting. This demand must reasonably inform NHHC of your identity and intention to demand the appraisal of your shares;

•	You must not vote your shares of common stock in favor of the merger agreement. Because a signed proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, you must vote against the merger agreement or abstain from voting on the merger agreement; and

•	You must continuously hold your shares of common stock from the date of making the demand through the effective time of the merger. You will lose any right to appraisal for your shares if you transfer your shares prior to the effective time of the merger.

        Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

        A demand for appraisal should be executed fully and correctly by or on behalf of the stockholder of record, should specify your name, as it appears on your stock certificates, your mailing address and the number of shares of common stock that you own that you are demanding appraisal of. If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on your behalf; however, the agent must identify you as the record owner and expressly disclose the fact that, in executing the demand, the agent is acting as your agent. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in a brokerage account or other nominee form and wish to exercise your appraisal rights, we urge you to consult with your broker to determine the appropriate procedures for your nominee to make a demand for appraisal on your behalf.

        Within ten days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former NHHC stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any NHHC stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. NHHC is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since NHHC has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder’s previous written demand for appraisal. In any event, at any time within 60 days after the effective time of the merger (or at any time thereafter with the written consent of NHHC), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration, provided that no appraisal proceeding shall be dismissed as to any stockholder without the approval of the Court.

        Pursuant to the merger agreement, NHHC has agreed to give AG Home Health prompt notice of any demands for appraisal received by NHHC, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by NHHC. NHHC has also agreed to give AG Home Health the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. NHHC shall not, except with the prior written consent of AG Home Health, voluntarily make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands. In addition, the merger agreement provides that AG Home Health will not have to complete the merger if stockholders representing more than 7.5% of the outstanding shares of common stock exercise their appraisal rights. On December 19, 2006, Lawndale Capital Corp., which claims it beneficially owns 7% of the outstanding common stock, notified the board of directors of NHHC that it is likely to vote against the merger agreement and the proposed merger and seek appraisal rights. Lawndale has reiterated this position in subsequent correspondence to the board of directors of NHHC. In a Schedule 13D filed on January 10, 2007, Salvatore Alternative, who claims to beneficially own 8.5% of the outstanding NHHC common stock, stated that he presently intends to vote against the merger and reserves the right to exercise appraisal rights. See “—Risks that the Merger will not be Completed” beginning on page 37; “The Merger Agreement—Dissenting Shares” on page 52; and “The Merger Agreement—Conditions to Closing” beginning on page 55.

        Within 120 days after the effective time, any NHHC stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail such statement to the stockholder within 10 days of receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

        A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. If you are considering seeking appraisal you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the merger consideration you would receive pursuant to the merger agreement if you did not seek appraisal of your shares. You should also be aware that financial advisor opinions are not opinions as to fair value under Section 262.

        In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

        Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time).

        You may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of your demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve your request to withdraw a demand for appraisal when such approval is required or if the Delaware Court of Chancery does not approve the dismissal of your appraisal proceeding, you would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be higher or lower than the value of the merger consideration.

        Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of your statutory appraisal rights. Consequently, if you wish to exercise appraisal rights we urge you to consult legal counsel before attempting to exercise such rights.

ACCOUNTING TREATMENT

        The merger will be accounted for under the purchase method of accounting. AG Home Health will be the acquirer for financial accounting purposes.

FINANCIAL PROJECTIONS

        NHHC does not as a matter of course make public information as to future performance or earnings. Nor, in connection with the discussions concerning the proposed merger and Angelo Gordon’s due diligence review, did NHHC furnish to Angelo Gordon or its representatives any financial forecasts prepared by NHHC management. However, NHHC did furnish Houlihan Lokey with the following five year financial forecasts, based on NHHC being a stand alone public company, to assist Houlihan Lokey in preparing its analyses:

	PROJECTION 7/31/2007	PROJECTION 7/31/2008	PROJECTION 7/31/2009	PROJECTION 7/31/2010	PROJECTION 7/31/2011
Net patient revenue	$105,690,000	$108,861,000	$112,127,000	$115,491,000	$118,956,000
Cost of revenue	71,000,000	73,500,000	75,900,000	78,300,000	80,891,000
General and administrative (a)	28,510,000	28,760,000	29,110,000	29,560,000	30,110,000
Allowance for possible losses	580,000	597,000	615,000	633,000	652,000
Amortization of intangibles	321,000	155,000	123,000	123,000	123,000
Total operating expenses	100,411,000	103,012,000	105,748,000	108,616,000	111,776,000
Income from operations	5,279,000	5,849,000	6,379,000	6,875,000	7,180,000
Interest income	725,000	925,000	1,125,000	1,325,000	1,525,000
Income before income taxes	6,004,000	6,774,000	7,504,000	8,200,000	8,705,000
EBITDA	6,100,000	6,504,000	7,002,000	7,498,000	7,803,000
Depreciation	500,000	500,000	500,000	500,000	500,000
Amortization	321,000	155,000	123,000	123,000	123,000
Capital expenditures	475,000	425,000	350,000	350,000	350,000

(a)     Including $1,000,000 per year for costs related to compliance with Section 404 of the Sarbanes Oxley Act.

        These projections should be read together with the financial statements of NHHC, which can be obtained from the SEC. These projections were prepared by NHHC solely for the use by Houlihan Lokey in connection with its preparation of its fairness opinion and not with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Houlihan Lokey in connection with its preparation of its fairness opinion. The projections do not purport to present NHHC’s operations in accordance with generally accepted accounting principles, and NHHC’s independent auditors have not examined or compiled the projections presented and accordingly assume no responsibility for them. These projections are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. The risks include industry performance, general business and economic conditions, changing competition and other factors. NHHC has advised Houlihan Lokey that its internal financial forecasts (upon which the projections provided to Houlihan Lokey were based in part) are subjective in many respects and thus susceptible to differing interpretations and periodic revision based on actual experience and business developments. The projections also reflect assumptions made by management of NHHC consisting of a nominal increase in annual revenues, the continuance of gross margins consistent with historical results plus estimated additional general and administrative costs relating to NHHC being required to comply with Section 404 of the Sarbanes Oxley Act. Stockholders should not assume that actual results of NHHC will be the same as those set forth in the projections. The assumptions were not subject to approval by Houlihan Lokey.

FINANCING OF THE MERGER

Sources of Financing

•	Angelo Gordon and/or its affiliates will provide equity contributions to AG Home Health and Acquisition Corp. of approximately $14,000,000 in connection with the merger (less the amount provided by Eureka and its affiliates); and Eureka and/or its affiliates will provide equity contributions to AG Home Health and Acquisition Corp. of $100,000 to $700,000 pursuant to an agreement among Eureka, AG Home Health and an affiliate of Angelo Gordon, which agreement also provides that, following the consummation of the merger, NHHC shall pay certain management fees to Eureka;

•	Angelo Gordon has received, subject to certain conditions described below, a written commitment from GMAC/Residential Funding to provide a credit facility to the surviving corporation in connection with the merger. The credit facility will provide a senior revolving loan of a maximum of $17,000,000 to be advanced, from time to time on a revolving basis, and a senior term loan of $18,000,000 to be advanced at the closing. It is anticipated that approximately $9,000,000 to $11,000,000 of the senior revolving loan will be funded at the closing of the merger agreement;

•	Pursuant to the contribution agreement, shares representing $8,000,000 of common stock (valued at the merger consideration) will be redeemed by NHHC from Frederick H. Fialkow, immediately prior to the merger, in exchange for the subordinated note in the amount of $8,000,000; and

•	It is estimated that AG Home Health will utilize approximately $18,000,000 to $20,000,000 in cash on hand at NHHC at the effective time of the merger. However, there is no minimum cash condition to the merger. If NHHC's cash on hand at the effective time of the merger is less than

$18,000,000 (assuming the minimum adjusted EBITDA condition is satisfied), the amount to be drawn under the GMAC/Residential Funding credit facility will be increased.

GMAC/Residential Funding Written Commitment

        Term Loan. The term loan will mature five years after the completion of the merger and will bear interest at LIBOR plus 3.5% per annum. Interest will be payable monthly in arrears and will be calculated on the basis of a 360 day year.

        Revolving Loan. The revolving loan will mature five years after the completion of the merger and will bear interest at LIBOR plus 2.75% per annum. Interest will be payable monthly in arrears and will be calculated on the basis of a 360 day year. Advances of the revolving loan will be based upon the net collectible value of eligible accounts receivable as determined by GMAC/Residential Funding’s underwriting standards.

        Termination . The commitment of GMAC/Residential Funding to provide financing will terminate if, among other things, the closing of the merger does not occur by September 1, 2007.

        Conditions.        The availability the debt commitments described above is conditioned upon the completion of the merger and certain conditions precedent, including the following:

•	the execution and delivery of a loan agreement and related documentation in form and in substance satisfactory to GMAC/Residential Funding;

•	the receipt by GMAC/Residential Funding of legal opinions, organization and governance documents.

•	the absence of any material adverse change in the financial condition, business, prospects, assets or operations of NHHC;

•	NHHC having cash balances plus unused revolving loan availability of at least $2,500,000 as of the closing date of the merger agreement; and

•	NHHC's adjusted EBITDA for the 12 month period prior to the closing of the merger agreement must be at least equal to $7,900,000.

        Fees. If the merger is consummated and the term loan and revolving loan are funded, an origination fee of 1.25% of the loan amount will be charged on the date of funding.

        Early Termination Fees. A fee will be charged in the event of early termination of the term loan or revolving loan. Such fees shall be 1% of the loan amount from the closing date though the first anniversary date and 0.5% of the loan amount after the first anniversary through the second anniversary. No early termination fees will be required after the second anniversary of the loan.

        Unused Revolving Loan Fees. A fee equal to 0.5% per annum computed on the difference between the average daily revolving loan usage and the revolving amount will be paid monthly.

        Security. The obligations of NHHC under the debt commitments will be secured by a perfected priority lien in all the assets of NHHC, including, without limitation, a perfected first priority pledge in all equity securities in NHHC and its subsidiaries.

        Financial Covenants. The loan documents will contain financial covenants related to the maintenance of a minimum fixed charge ratio, a maximum ratio of total senior debt to EBITDA and a maximum ratio of total debt to EBITDA .

THE MERGER AGREEMENT

        The following describes the material terms of the merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference. A copy of Amendment No. 1 to the Merger Agreement is attached to this proxy statement as Appendix M and incorporated herein by reference. This description of the merger agreement is qualified in its entirety by reference to the attached merger agreement and Amendment No. 1. We urge you to read the entire merger agreement including Amendment No. 1 carefully.

The Merger

        On November 28, 2006, NHHC, Acquisition Corp. and AG Home Health entered into the merger agreement, pursuant to which and subject to the conditions set forth therein, Acquisition Corp. will merge with and into NHHC, with NHHC continuing as the surviving corporation under the laws of the State of Delaware. The Certificate of Incorporation and Bylaws of NHHC in effect immediately prior to the effective time of the merger shall be amended as provided in exhibits to the merger agreement and, as amended, shall be the Certificate of Incorporation and Bylaws of the surviving corporation.

Payment for Shares

        At the effective time and as a result of the merger, except as otherwise provided in the contribution agreement, each common stock of NHHC issued and outstanding immediately prior to the effective time of the merger will be cancelled, extinguished and converted into the right to receive either of the following per share amounts, payable in cash: (a) $11.35 per share if the adjusted EBITDA of NHHC for the EBITDA Period (as defined below) is equal to or greater than $7,900,000 but less than $8,150,000, or (b) $11.50 per share if the adjusted EBITDA of NHHC for the EBITDA Period is equal to or greater than $8,150,000, in each case payable to the holder, without interest or dividends thereon, less any applicable withholding of taxes, accordance with the merger agreement. Under the merger agreement, the adjusted EBITDA of NHHC means the consolidated net income of NHHC and its subsidiaries plus (a) the sum of the following: (i) depreciation expense, (ii) amortization expense, (iii) interest expense, (iv) income tax expense, (v) extraordinary losses and (vi) non-recurring write-offs or expenditures (including for such purpose the expenses for operating as a public company (which also includes the expenditures for Frederick H. Fialkow)) less (b) the sum of the following: (i) extraordinary gains and nonoperating gains and (ii) interest income. The merger agreement also provides that the adjusted EBITDA of NHHC will be calculated in a manner consistent with the adjustments to EBITDA of NHHC identified in a report of KPMG, and KPMG will have the reasonable discretion to make adjustments to EBITDA of NHHC, whether positive or negative, so long as they are consistent with the principles established by such report (including by analyzing and adjusting applicable bad debt provisions). EBITDA Period means the four fiscal quarters of NHHC ending on the later of April 30, 2007 or the four quarters immediately preceding the day on which all of the other closing conditions to the merger agreement have been satisfied. A copy of the documents governing the calculation of adjusted EBITDA are attached to this proxy statement as Appendices K and L.

        NHHC will take all actions necessary so that (i) immediately prior to the effective time of the merger, each outstanding NHHC option granted under NHHC's stock plans, including each outstanding option held by those holders of record listed on the options schedule to the merger agreement, shall become immediately vested and exercisable in full, and (ii) at the effective time, all NHHC options shall be cancelled and the holders thereof will be entitled to receive in settlement of such option as promptly as practicable following the effective time of the merger, but in no event later than five (5) business days after the effective time of the merger, a cash payment, subject to any required withholding of taxes, equal to the product of (i) the total number of shares of common stock otherwise issuable upon exercise of such option and (ii) the amount, if any, by which the merger consideration per share of common stock exceeds the applicable exercise price per share of common stock of such option. With respect to any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (referred to herein as the Exchange Act), however, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act.

Dissenting Shares

        NHHC's common stock issued and outstanding immediately prior to the effective time of the merger that are held by stockholders who have not voted such shares in favor of the merger agreement and who have properly demanded appraisal of such common stock in accordance with the DGCL (referred to herein as "dissenting shares") shall not be converted into the right to receive the merger consideration, unless a holder of dissenting shares has failed to perfect or has effectively withdrawn or lost such right in appraisal and payment; then, as of the effective time of occurrence of such event, whichever last occurs, such dissenting shares will receive their merger consideration, without any interest.

Representations and Warranties

        The merger agreement contains customary representations and warranties by NHHC, Acquisition Corp. and AG Home Health, including representations and warranties as to their respective organization and authority, the absence of conflicts, accuracy of information supplied for this proxy statement, consents and approvals required, and broker fees.

        NHHC makes additional representations and warranties including those relating to: its capitalization, its subsidiaries, the currency and completeness of its SEC filings and financial statements, its disclosure controls and procedures, compliance with applicable laws, the absence of certain changes or events since August 1, 2006, change of control agreements, pending and current litigation, its benefit plans, taxes, intellectual property, licenses and permits related to the conduct of its business, material contracts, compliance with environmental laws, the Houlihan Lokey fairness opinion, the absence of discussions with other parties relating to acquisition proposals, assets and properties, labor and employment matters, insurance maintained by NHHC, estimated expenses to be incurred by NHHC prior to the effective time, customers of NHHC and its subsidiaries, accounts receivable of NHHC and its subsidiaries, compliance with healthcare and other laws, and the maintenance of capital surplus amounts.

        AG Home Health and Acquisition Corp. make additional representations and warranties including those relating to: litigation, information to be supplied to NHHC, financing, and filings with the New York State Department of Health.

        NHHC has agreed to conduct its and its subsidiaries' business in the ordinary course consistent with past practice prior to the effective time of the merger and that it and its subsidiaries will use commercially reasonably efforts to, among other things:

•	preserve intact their current business organizations;

•	keep available the services of their current officers and employees;

•	preserve their relationships with their material customers, suppliers, licensors, licensees, advertisers, distributors and other material third parties having business dealings with them and preserve the goodwill of their respective businesses;

•	continue in force insurance with good and responsible insurance companies adequately covering risks of such types and in such amount as are consistent with NHHC's past practices;

•	maintain all Leased Real Property (as defined in the merger agreement); and

•	pay, prior to the imposition of any lien or material penalty, all taxes, water and sewage rents, assessments and insurance premiums affecting such real property or contest them in good faith.

In addition, NHHC has agreed that prior to the effective time of the merger, except with the consent of AG Home Health or pursuant to expressly prescribed exceptions set forth in the merger agreement, neither it nor any of its subsidiaries will, among other things:

•	issue or sell, or pledge or otherwise encumber any shares of its capital stock, or options or warrants therefor;

•	repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of itself or its subsidiaries;

•	amend, modify or waive any term of any outstanding security;

•	sell, transfer or pledge (or agree to do same) any equity interest owned by it in any of its subsidiaries or alter through merger, liquidation, reorganization or otherwise, the corporate structure or ownership of any of the subsidiaries;

•	amend or otherwise change its articles of incorporation;

•	split, combine or reclassify any shares of its capital stock;

•	other than quarterly dividends not in excess of $0.075 per share of common stock, set aside or pay any dividends on any of its capital stock;

•	grant or agree to any increase in any manner in the compensation or benefits of any current or former director, officer or employee, except increases in the ordinary course of business consistent with past practice;

•	enter into any new, or materially amend, any existing contract, transaction, commitment or arrangement with any current or former director, officer, employee or affiliate;

•	except as may be required to comply with applicable law or the merger agreement, become obligated under any benefit plan not in existence on the date of the merger agreement, or amend, modify or terminate, or pay any benefits not required under, any existing benefit plan;

•	enter into or acquire a new line of business;

•	(a) enter into any new business or acquire any business or any corporation, partnership, association or other business organization other than acquisitions or purchases made with the prior written consent of AG Home Health or (b) establish or acquire (i) any subsidiary other than wholly-owned subsidiaries or (ii) subsidiaries organized outside of the United States and its territorial possessions;

•	incur, assume, be responsible for or pre-pay any indebtedness or enter into an agreement to accomplish same, or guarantee same of another person;

•	sell, lease, license or subject to any lien or otherwise dispose of any of its properties or assets in excess of $25,000 individually or $50,000 in the aggregate, except as has already been agreed to in the merger agreement;

•	adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	enter into, or materially amend, modify or supplement any contract outside the ordinary course of business consistent with past practice under which NHHC or its subsidiaries shall have monetary obligations in excess of $25,000, or waive, release, grant, assign, modify or transfer any of its material rights or claims;

•	authorize or make any capital expenditure (or any commitments with respect to same) other than in the ordinary course of business consistent with past practices in excess of $500,000 in the aggregate;

•	materially amend any currently existing labor or collective bargaining agreement or any other agreement relating to same which is different in any material respect with any such currently existing agreement;

•	change any of the accounting policies, practices or procedures except as may result from a change in applicable law or GAAP;

•	take any action or omit to take any action that would or is reasonably likely to make any representation or warranty of NHHC contained in the merger agreement inaccurate in any material respect at, or as of any time prior to, the effective time, or to result in any of the conditions set forth in the merger agreement not being satisfied;

•	make or change any material tax election or change an annual accounting period with respect to taxes, file any amended tax returns, enter into any agreement relating to taxes, settle or compromise any tax claims or liabilities or take any other action or omit to take any action relating to taxes if such action or omission would have the effect of materially increasing any tax liability or materially decreasing any tax benefit;

•	terminate, amend or modify any contract with any Significant Customer (as defined in the merger agreement); and

•	enter into or materially amend, modify or supplement, any lease or other material contract under which the costs or obligations resulting from such modification, amendment or supplement would exceed $25,000 per annum individual or $100,000 per annum for all such amendments, modifications and supplements in the aggregate.

No Solicitation

        NHHC will not, and will cause its subsidiaries and their respective affiliates not to, solicit, initiate or encourage, or take any other action to facilitate, any inquiry in connection with an Acquisition Proposal (as defined in the merger agreement). Nothing in the merger agreement, however, prevents NHHC until the adoption by the stockholders of the merger agreement from furnishing information to, or engaging in discussions or negotiations with, any person that offers NHHC a Superior Proposal (as defined in the merger agreement), or from accepting a Superior Proposal, which in either such case the board of directors of NHHC, upon the recommendation of the special committee of the board of directors, determines in good faith (after consultation with independent legal counsel) that such action is necessary for the board to comply with its fiduciary duties to NHHC’s stockholders. If, among other things, NHHC accepts a Superior Proposal, however, it must pay AG Home Health and Acquisition Corp. a break-up fee of $2,300,000. At the request of the special committee, AG Home Health agreed to eliminate its entitlement to expense reimbursement in connection with NHHC’s board’s acceptance of a Superior Proposal. AG Home Health will be entitled to reimbursement of its expenses upon an intentional breach by NHHC of its covenants and agreements in the merger agreement. This modification is reflected in Amendment No. 1 to the merger agreement.

Conditions to Closing

        The obligations of NHHC, AG Home Health and Acquisition Corp. to consummate the merger are conditioned upon, among other things:

•	adoption of the merger agreement by the stockholders of NHHC; and

•	no governmental authority having enacted, issued, promulgated, enforced or entered any law, rule or regulation or executive order or decree, judgment, injunction, ruling or other order that is then in effect which has the effect of preventing or prohibiting consummation of the merger or otherwise imposing material limitations on the ability of Acquisition Corp. and AG Home Health effectively to acquire or hold the business of NHHC.

The obligations of AG Home Health and Acquisition Corp. to consummate the merger are conditioned upon, among other things:

•	other regulatory approvals, including healthcare regulatory approvals;

•	an adjusted EBITDA of NHHC for the EBITDA Period of at least $7,900,000;

•	the absence of an event since July 31, 2006 which could reasonably be expected to result in a material adverse change in the condition (financial or otherwise), business, assets, liabilities or results of operations of NHHC and its subsidiaries, or to prevent NHHC and its subsidiaries from materially performing its obligations under the merger agreement or consummating the transactions contemplated thereby;

•	the amendment of the Allen lease;

•	the total number of shares of common stock for which appraisal rights are exercised under Delaware law not exceeding 7.5% of the common stock;

•	the accuracy in all material respects of the representations and warranties of NHHC;

•	the performance in all material respects by NHHC of its covenants contained in the merger agreement;

•	the receipt by Acquisition Corp. or AG Home Health of the proceeds of the financing contemplated by the commitment by GMAC/Residential Funding;

•	the absence of any suit or proceeding brought by any governmental authority (i) seeking to prohibit the consummation of the transactions contemplated by the merger agreement, (ii) seeking to prohibit or limit the ownership or operation of any of NHHC's assets or business or the disposal of any material portion of such assets or business or (iii) seeking to limit AG Home Health's or Acquisition Corp.'s ability to own NHHC's common stock or exercising voting rights with respect to such stock;

•	the obtaining of the consents, approvals and authorizations of, and the filing of notices and applications with, applicable governmental authorities and other third parties;

•	the receipt by Acquisition Corp. and AG Home Health of legal opinions and memorandum(s) of Troutman Sanders;

•	the receipt by AG Home Health of evidence that none of the Fialkow employment agreement, Heller employment agreement or consulting agreement shall have been amended or modified;

•	the receipt by Acquisition Corp. and AG Home Health of written acknowledgements from each of the holders of stock options;

•	each of the principal stockholders shall have performed in all material respects their obligations under the voting agreement;

•	no action or investigation by any governmental entity (nor any event which could reasonably give rise to such action or investigation) shall have occurred or be pending relating to NHHC's coverage or reimbursement status under healthcare programs, NHHC's right to reimbursement by any health benefits payer, or NHHC's accreditation status with any accreditation agencies, or which resulted in or could reasonably be expected to result in a penalty or adjudication that is materially adverse to NHHC; and

•	NHHC shall have delivered to AG Home Health and Acquisition Corp. such customary certificates, documents and other items necessary to consummate the merger.

•	The obligations of NHHC to consummate the merger are conditioned upon, among other things:

•	the accuracy in all material respects of the representations and warranties of AG Home Health and Acquisition Corp.;

•	the performance in all material respects by AG Home Health and Acquisition Corp. of their respective covenants contained in the merger agreement;

•	the obtaining of the consents, approvals and authorizations of, and the filing of notices and applications with, applicable governmental authorities and other third parties;

•	the absence of any suit or proceeding brought by any governmental authority (i) seeking to prohibit the consummation of the transactions contemplated by the merger agreement, or (ii)

which could reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of NHHC and its subsidiaries, or to prevent NHHC and its subsidiaries, or AG Home Health and Acquisition Corp., from materially performing their obligations under the merger agreement or consummating the transactions contemplated thereby; and

•	AG Home Health and Acquisition Corp. shall have delivered to NHHC such customary certificates, documents and other items necessary to consummate the merger.

Subject to the satisfaction of the conditions to closing, it is anticipated that the merger will be consummated during NHHC’s fourth fiscal quarter ending July 31, 2007.

Termination

        The merger agreement may be terminated by any of the parties if there is any law that prohibits the consummation of the merger; if a governmental order is issued that prohibits the consummation of the merger or the payment of the merger consideration; if NHHC’s stockholders do not approve the merger agreement; or if the merger is not consummated before September 1, 2007. AG Home Health or Acquisition Corp. may terminate the merger agreement if, among other things, any of its closing conditions are incapable of being satisfied; if NHHC materially breaches any of its representations, warranties or agreements in the merger agreement; or if NHHC’s board or its special committee withdraws or adversely modifies its favorable recommendation to the stockholders of the merger agreement, or fails to recommend against any Acquisition Proposal within ten business days of receiving such proposal, or fails to call its stockholder meeting or mail its proxy statement to its stockholders within 15 days after clearance from the SEC. NHHC may terminate the merger agreement if, among other things, any of its closing conditions are incapable of being satisfied; if AG Home Health or Acquisition Corp. materially breaches any of its representations, warranties or agreements in the merger agreement; or if NHHC complies with its covenants in the merger agreement and an Acquisition Proposal constitutes a superior proposal.

Transaction Fees and Expenses

        The merger agreement provides that all fees and expenses relating to the proposed merger will be paid by the party incurring them, other than with respect to the break up fee and reimbursement of expenses, which would be paid by NHHC if the merger agreement is terminated under certain circumstances. At the request of the special committee, AG Home Health agreed to eliminate its entitlement to expense reimbursement in connection with the NHHC board’s acceptance of a Superior Proposal. AG Home Health will be entitled to reimbursement of its expenses upon an intentional breach by NHHC of its covenants and agreements in the merger agreement. This modification is reflected in Amendment No. 1 to the merger agreement.

THE VOTING AGREEMENT

        The following describes the material terms of the voting agreement. A complete copy of the voting agreement is attached to this proxy statement as Appendix D and is incorporated herein by reference. This description of the voting agreement is qualified in its entirety by reference to the attached voting agreement. We urge you to read the entire voting agreement carefully.

        Bernard Levine, M.D. and Frederick H. Fialkow (referred to herein as the principal stockholders) entered into the voting agreement dated as of November 28, 2006 with AG Home Health and Acquisition Corp. pursuant to which the principal stockholders have each agreed to vote for and to grant irrevocable proxies to Acquisition Corp’s designees for the purpose of voting all of the principal stockholders’ aggregate shares (approximately 49.4% of the outstanding shares of NHHC) in favor of the merger agreement and the transactions contemplated thereby and against any alternative proposals or frustrating transactions (as defined below) in accordance with the provisions set forth therein. If NHHC receives a Superior Proposal (as defined in the voting agreement) and the merger agreement is terminated or AG Home Health exercises its option to cause NHHC Board of Directors to submit the merger agreement to the stockholders of NHHC in accordance with Section 5.02(a) of the merger agreement, then the principal stockholders shall be relieved of their obligations under the voting agreement to the extent necessary to vote their respective common stock in any manner that they may choose with respect to the merger agreement.

        In the voting agreement, each principal stockholder agreed, among other things:

1. not to (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, all or any portion or any interest in any of the principal stockholder’s shares to any person other than Acquisition Corp. or its designees; or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to all or any portion of the principal stockholder’s shares; or (iii) take any other action that would in any way restrict, limit or interfere with the performance of his obligations under the voting agreement or the transactions under the merger agreement or contribution agreement;

2. to vote in favor of the approval and adoption of the merger agreement and against (i) any acquisition proposal (as defined by the merger agreement), (ii) any action which would result in a change in the majority of the individuals who constitute the Board of Directors, and (iii) any amendment of NHHC’s charter or by-laws or any other proposal or transaction involving NHHC or its subsidiaries, where such amendment, proposal, or other transaction would impede, frustrate, prevent or nullify, the merger agreement or the transactions contemplated thereby (the “frustrating transactions”);

3. to waive any rights of appraisal that the principal stockholders may have under the Delaware General Corporation Law;

4. not to, and to cause each of the principal stockholder’s respective family members and affiliates not to, directly or indirectly, encourage, solicit, participate in, enter negotiations with, or enter into any agreement with, any person concerning all or any portion of the principal stockholders’ shares or any acquisition proposal; and

5. to irrevocably grant to, and appoint, David Roberts, Min Kim and any other individual designated by Acquisition Corp, such principal stockholder’s proxy and attorney-in-fact.

THE CONTRIBUTION AGREEMENT

        The following describes the material terms of the contribution agreement. A complete copy of the contribution agreement is attached to this proxy statement as Appendix E and is incorporated herein by reference. This description of the contribution agreement is qualified in its entirety by reference to the attached contribution agreement. We urge you to read the entire contribution agreement carefully.

        Frederick H. Fialkow, the Chairman of NHHC’s Board of Directors and the holder of approximately 36% of NHHC’s outstanding common stock, entered into a contribution agreement dated as of November 28, 2006 with NHHC, Acquisition Corp. and AG Home Health, pursuant to which shares representing $8,000,000 of common stock (valued at the merger consideration) will be redeemed by NHHC from Mr. Fialkow, immediately prior to the merger, in exchange for the subordinated note described below.

        As part of the contribution agreement, Mr. Fialkow also acknowledged and confirmed that NHHC, AG Home Health and Acquisition Corp. may possess or in the future come into the possession of certain non-public information concerning the business plans, strategies and other information about AG Home Health, Acquisition Corp. and their intentions regarding the operations of NHHC and the financing of the merger which is not known to Mr. Fialkow but which may be material to Mr. Fialkow’s decision to enter into the contribution agreement. Mr. Fialkow has requested not to receive such information, and has agreed that neither NHHC, AG Home Health nor Acquisition Corp, nor any of their respective officers, directors, stockholders or representatives, shall have any liability or obligation to Mr. Fialkow with respect to the non-disclosure of such information.

THE SUBORDINATED NOTE

        The following describes the material terms of the subordinated note. A complete copy of the subordinated note is attached to this proxy statement as Appendix I and is incorporated herein by reference. This description of the subordinated note is qualified in its entirety by reference to the attached subordinated note. We urge you to read the entire subordinated note carefully.

        At the effective time of the merger, NHHC will issue to Frederick H. Fialkow a subordinated note in the principal sum of $8,000,000, payable sixty-six months after the effective time of the merger and bearing interest at eight percent (8%) per annum (referred to herein as the subordinated note), payable quarterly in arrears.

        Subject to the terms and restrictions of the GMAC/Residential Funding loan documents, NHHC may prepay this loan, without premium or penalty, as a whole at any time or in part from time to time, together with any accrued and unpaid interest thereon through the date of prepayment.

        Subject to the terms and restrictions of the GMAC/Residential Funding loan documents, upon, or at any time after the occurrence of a change in control of NHHC (as defined in the subordinated note), the holder of the subordinated note may elect to require NHHC to redeem all or any specified portion of the subordinated note.

        As long as the subordinated note is outstanding, NHHC may not pay any management or consulting fees to AG Home Health or any of its affiliates in excess of an amount to be determined prior to the effective time of the merger, pay any cash dividends on its capital stock or make any loans or advances to AG Home Health or any of its affiliates.

        The holder of the subordinated note will agree that the subordinated note is expressly subordinate and junior in right of payment to all Senior Obligations (as defined in the subordinated note). The holder of the subordinated note will also agree to enter into an intercreditor agreement with GMAC/Residential Funding and NHHC.

MARKET PRICE AND DIVIDEND INFORMATION

        NHHC’s common stock is quoted on the NASDAQ National Market under the symbol NHHC. The following table presents the quarterly high and low bid quotations, as reported by the NASDAQ. These quotations reflect the inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

		First Quarter	Second Quarter	Third Quarter		Fourth Quarter
	2007
High		$11.15	$12.30	$14.05	(1)	--
Low		$9.65	$10.19	$10.93	(1)	--
	2006
High		$12.78	$11.46	$11.40		$10.35
Low		$9.00	$9.19	$9.41		$8.80
	2005
High		$11.23	$14.00	$14.44		$14.92
Low		$9.30	$9.71	$11.50		$10.87

Dividends per share
of common stock:
	2007	$0.075	$0.075
	2006	$0.075	$0.075	$0.075		$0.075	(2)
	2005	$0.075	$0.075	$0.075		$0.075

_________________

(1)     Through April 18, 2007

(2)    Declared on March 15, 2007 and payable on May 4, 2007 to stockholders of record on April 18, 2007.

        There were approximately 81 holders of record of the NHHC’s common stock as of March 20, 2007, excluding certain beneficial holders that own their shares in street name, but including each firm which holds shares on behalf of such beneficial owners.

        On November 27, 2006, the last full day of trading prior to the day on which the execution of the merger agreement was publicly announced, the closing price for the common stock on The NASDAQ National Market was $11.82. An aggregate of 1,750 shares of common stock were traded on such date.

        On April 18, 2007, the closing price for common stock on The NASDAQ National Market was $11.70.

        NHHC is not prohibited under the merger agreement from declaring and paying quarterly dividends up to $0.075 per share of common stock until the date that the merger is consummated.

        The market price for the common stock is subject to fluctuation and we urge you to obtain current market quotations for the common stock in connection with the voting of your common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information regarding the beneficial ownership of common stock as of the record date by (i) each person or group known by NHHC to be the beneficial owner of more than 5% of the issued and outstanding shares of common stock; (ii) each of the executive officers and directors and (iii) all directors and executive officers of NHHC as a group.

        The address for each listed director and executive officer is in care of National Home Health Care Corp., 700 White Plains Road, Scarsdale, New York 10583. We have determined beneficial ownership in accordance with the rules of the SEC and, as a result, include voting and/or investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The percentage of ownership of common stock for each stockholder is based on 5,662,531 shares of common stock outstanding as of the record date. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of our common stock underlying options held by that person that are exercisable within 60 days following the record date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (%)
AG Home Health Acquisition Corp;	2,797,165	(2)	49.4%
and AG Home Health LLC
c/o AG Special Situation
Corporation
245 Park Avenue
New York, NY 10167

Frederick H. Fialkow	2,055,773	(3)	36.3%

Bernard Levine, M.D	809,904	(4)	14.3%

Steven Fialkow	142,075	(5)	2.5%

Ira Greifer, M.D	58,911	(6)	1.0%

Robert C. Pordy, M.D	6,454	(7)	*

Robert P. Heller	58,440	(8)	1.0%

Harold Shulman, J.D., CPA	-		-

Salvatore Alternative	477,482	(9)	8.5%
19355 Turnberry Way
Aventura, FL 33180

Heartland Advisors, Inc. and	441,000	(10)	7.8%
William J. Nasgovitz
789 North Water Street
Milwaukee, WI 53202

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (%)

Lawndale Capital Management, LLC	395,045	(11)	7.0%
Andrew E. Shapiro and Diamond A
Partners L.P.
591 Redwood Highway, Suite 2345
Mill Valley, CA 94941

All executive officers and	3,131,557	(12)	53.1%
directors as a group (7 persons)

_________________

*	Less than 1%

(1)

Includes, where indicated, shares allocated to certain individuals under NHHC’s Savings and Stock Incentives Plan (referred to herein as the Savings Plan) as of the record date. Under the terms of the Savings Plan, if a participant fails to give timely instructions as to the voting of shares of common stock held in a participant’s account, the trustee of the Savings Plan will vote such shares in the same proportion as it votes all of the shares for which such trustee receives instructions.

(2)

AG Home Health and Acquisition Corp. may be deemed the beneficial owners of 2,797,165 shares of common stock, which are the shares subject to the voting agreement. As a result of the voting agreement, AG Home Health and Acquisition Corp. may be deemed to share voting power and dispositive power with respect to the 2,797,165 shares beneficially owned by Frederick H. Fialkow and Bernard Levine. AG Home Health is wholly owned by AG Home Health Manager LLC, a Delaware limited partnership, which is wholly owned by AG Funds, L.P., a Delaware limited partnership. The general partner of AG Funds, L.P. is AG Funds GP, L.P., a Delaware limited partnership. JM Funds LLC, a Delaware limited liability company, is the general partner of AG Funds GP, L.P. John M. Angelo and Michael L. Gordon are the sole members of JM Funds LLC. Each of Messrs. Angelo and Gordon may be deemed to have shared power to direct the voting and disposition of the shares deemed to be beneficially owned by AG Home Health and Acquisition Corp., and therefore may be deemed to be the beneficial owner of such shares. See “The Voting Agreement” beginning on page 57.

(3)

Includes 57,750 shares of common stock that may be acquired pursuant to currently exercisable options granted under the NHHC’s stock option plans, none of which were issued at an exercise price below the merger consideration, and 69,729 shares of common stock allocated to Mr. Fialkow’s account under the Savings Plan. Does not include 602 shares of common stock owned by Mr. Fialkow’s wife, as to which shares Mr. Fialkow disclaims beneficial ownership. Includes 1,998,023 shares of common stock that may be deemed beneficially owned by AG Home Health and Acquisition Corp. as a result of the voting agreement.

(4)

Includes 10,762 shares of common stock that may be acquired pursuant to currently exercisable options granted under NHHC stock option plans, of which options to purchase 5,512 shares of common stock were issued at an exercise price below the merger consideration. Includes 799,142 shares of common stock that may be deemed beneficially owned by AG Home Health and Acquisition Corp. as a result of the voting agreement.

(5)

Represents 102,671 shares of common stock that may be acquired pursuant to currently exercisable options granted under the NHHC stock option plans, of which options to purchase 81,671 shares of common stock were issued at exercise prices below the merger consideration, and 39,404 shares of common stock allocated to Mr. Fialkow’s account under the savings plan. Does not include 2,866 shares of common stock owned by Mr. Fialkow’s wife as custodian for Mr. Fialkow’s son, as to which shares Mr. Fialkow disclaims beneficial ownership.

(6)

Includes 10,762 shares of common stock that may be acquired pursuant to currently exercisable options granted under the NHHC stock option plans, of which options to purchase 5,512 shares of common stock were issued at an exercise price below the merger consideration.

(7)

Includes 5,250 shares of common stock that may be acquired pursuant to currently exercisable options granted under the NHHC stock option plans, none of which were issued at an exercise price below the merger consideration.

(8)

Includes 44,088 shares of common stock that may be acquired pursuant to currently exercisable options granted under the NHHC stock option plans, of which options to purchase 33,588 shares of common stock were issued at exercise prices below the merger consideration, and 12,809 shares of common stock allocated to Mr. Heller’s account under the Savings Plan.

(9)

The amount and nature of beneficial ownership of these shares of common stock owned by Salvatore Alternative is based solely on a Schedule 13D filed by such person with the SEC on January 11, 2007. NHHC has no independent knowledge of the accuracy or completeness of the information set forth in such Schedule 13D, but has no reason to believe that such information is not complete or accurate.

(10)

The amount and nature of beneficial ownership of these shares of common stock owned by Heartland Advisors, Inc. and William J. Nasgovitz is based on a Schedule 13G/A filed by such persons with the SEC on February 3, 2006, and Heartland Advisors, Inc.‘s quarterly report of holdings as of June 30, 2006. NHHC has no independent knowledge of the accuracy or completeness of the information set forth in such filings, but has no reason to believe that such information is not complete or accurate.

(11)

The amount and nature of beneficial ownership of these shares of common stock owned by Lawndale Capital Management, LLC, Andrew E. Shapiro and Diamond A. Partners L.P. is based on a Schedule 13D/A filed by such persons with the SEC on March 1, 2007. NHHC has no independent knowledge of the accuracy or completeness of the information set forth in such filing, but has no reason to believe that such information is not complete or accurate.

(12)

Includes 231,283 shares of common stock that may be acquired pursuant to currently exercisable options granted under the NHHC stock option plans, and 121,942 shares of common stock allocated under the Savings Plan.

CERTAIN LITIGATION

        On January 19, 2007 Helaba Invest Kapitalanlagegesellschaft mbH filed a verified class action complaint in the Delaware Court of Chancery (referred to herein as the Class Action Complaint). The suit purportedly was filed on behalf of the “public shareholders of NHHC”. The Class Action Complaint names as defendants NHHC and the individual members of its board of directors. In the Class Action Complaint, the plaintiff challenges the merger agreement and seeks a declaration that the defendants, and each of them, have committed or participated in a breach of their fiduciary duties of loyalty, good faith and care to NHHC’s minority, public stockholders by approving the merger, and causing NHHC to enter into the merger agreement. The plaintiff in the Class Action Complaint seeks preliminary and permanent injunctive relief preventing the consummation of the transaction, or in the alternative, if the transaction is consummated, rescission of the transaction. In the Class Action Complaint, the plaintiff alleges, among other things, that the merger consideration of $11.35-$11.50 per share is inadequate; that the break up fee in the merger agreement is excessive and discourages other potentially superior offers for NHHC; that two of the directors, the largest individual stockholders of

NHHC, have executed voting agreements requiring them to vote in favor of the transaction; and that certain terms of the transaction provide financial benefits to management and inside directors that create conflicts of interest. The defendants filed answers on or about February 13, 2007, denying the material allegations of the Class Action Complaint. On March 23, 2007 plaintiff filed an amended class action complaint. In addition to restating the allegations of the initial complaint, plaintiff alleges in the amended complaint that, among other things, the preliminary proxy statement filed by NHHC with the SEC was materially misleading and failed to disclose the following allegedly material information: (a) the material details regarding the true reasons that NHHC began exploring potential strategic transactions; (b) the true explanation as to why NHHC refused to consider a potential transaction with a strategic buyer; (c) the reasons and circumstances behind Eureka’s change from financial advisor to potential acquirer, and how that change further corrupted NHHC’s market check; (d) certain relationships between Houlihan Lokey (NHHC’s financial advisor) and Angelo Gordon; (e) the existence of fundamental flaws in the methods and analyses underlying the fairness opinion provided by Houlihan Lokey to the special committee of NHHC’s board formed to consider a proposal by Angelo Gordon; (f) the reasons that NHHC rejected a seemingly superior acquisition proposal after the date of the merger agreement; (g) that counsel for the special committee was conflicted because it also acted as counsel to NHHC; (h) that the relative ages of NHHC’s two largest stockholders (Frederick H. Fialkow and Bernard Levine, M.D.) (and their corollary desire for more liquidity of their investment in NHHC) and Frederick Fialkow’s desire to liquidate his ownership in NHHC and ensure that he could transfer a portion of his ownership to his son, Steven Fialkow, were reasons that NHHC began exploring strategic alternatives; (i) that the process was tilted in favor of Angelo Gordon and Eureka by reason of NHHC’s failure to explore potential transactions with strategic buyers; and (j) that because the price per share under the merger agreement can not be increased above $11.50, NHHC’s stockholders do not have the ability to benefit from any additional earnings of NHHC above the $8,150,000 EBITDA threshold. Discovery has commenced. Plaintiff’s motion for a preliminary injunction is scheduled to be heard on April 23, 2007. NHHC and its directors believe the suit is without merit and intend to vigorously defend it.

OTHER MATTERS

        The board of directors does not know of any other matters to be presented for action at the special meeting other than as set forth in this proxy statement. If any other business should properly come before the special meeting, the persons named in the enclosed proxy card intend to vote on such matters in accordance with their best judgment. Other than as required by applicable law, in connection with the merger, none of NHHC, AG Home Health or Acquisition Corp. has made any provisions to grant unaffiliated security holders access to the corporate files of NHHC or to obtain counsel or appraisal services at the expense of NHHC, AG Home Health or Acquisition Corp.

STOCKHOLDER PROPOSALS

        If the merger is completed, there will be no public participation in any future meetings of stockholders of NHHC. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. Under SEC rules, if the merger is not completed and stockholder wants us to include a proposal in our proxy statement for our 2007 annual meeting of stockholders, we must receive the proposal at our principal executive offices at 700 White Plains Road, Scarsdale, NY 10583 by July 13, 2007. The proposal must be sent to the attention of our Secretary.

WHERE YOU CAN FIND MORE INFORMATION

        NHHC files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. or on NHHC’s website at www.nhhc.net. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

PROXY	NATIONAL HOME HEALTH CARE CORP.	PROXY

Proxy for Special Meeting of Stockholders: May 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned holder of common stock of National Home Health Care Corp., a Delaware corporation (the “Company”), hereby revokes all previous proxies, acknowledges receipt of Notice of Special Meeting of Stockholders to be held on May 17, 2007, at 10:00 a.m., local time, and the proxy statement accompanying the same, and hereby appoints Frederick Fialkow and Steven Fialkow, and each of them, as Proxies for the undersigned, with full power of substitution, to vote all shares that the undersigned is entitled to vote at the Company’s special meeting upon the matters described in the notice of meeting and proxy statement and upon such other business as may properly come before the meeting or any adjournments or postponements thereof, with the same effect as if the undersigned were present and voting the shares.

        Each properly executed proxy will be voted in accordance with the specifications made below and in the discretion of the Proxies on any other matter that may come before the meeting. Where no choice is specified, this proxy will be voted FOR each of the proposals set forth below.

The Board of Directors recommends a vote FOR Proposals 1 and 2

1.

To adopt the Agreement and Plan of Merger, dated as of November 28, 2006, by and among National Home Health Care Corp., AG Home Health Acquisition Corp. and AG Home Health LLC, as it has been and may be amended from time to time (the “Merger Agreement”).

FOR	AGAINST	ABSTAIN

2.

To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes and adopt the Merger Agreement at the time the special meeting is convened.

FOR	AGAINST	ABSTAIN

PLEASE MARK THIS PROXY ON THIS SIDE AND DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

The shares represented by this proxy, duly executed,
will be voted in accordance with the specifications
made. If no specification is made, then the shares
will be voted FOR Proposal 1 and FOR Proposal 2, and
in accordance with the discretion of the named
proxies on such other matters as may properly come
before the meeting.

_____________________________________
(Signature)

_____________________________________
(Signature, if held jointly)

Date: ___________________________, 2007

Please sign exactly as your name (or names) appears on this Proxy. Where shares are held jointly, each holder should sign. Where signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in the full corporate name by a duly authorized officer and give full title as such. If the signer is a partnership, please sign in the full partnership name by an authorized person.

TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE MARK YOUR CHOICE ON ALL PROPOSALS ON THE REVERSE SIDE, DATE AND SIGN THE PROXY ON THIS SIDE, AND PROMPTLY RETURN THE PROXY IN THE ENVELOPE PROVIDED.